UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12
BCB Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[x]	No fee required.
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[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

ANNUAL MEETING INVITATION

March 20, 2025

Dear Fellow Shareholder:

We cordially invite you to attend the Annual Meeting of Shareholders of BCB Bancorp, Inc. The annual meeting will be held at The Chandelier Restaurant, 1081 Broadway, Bayonne, New Jersey 07002, at 10:00 a.m., Eastern Time, on April 24, 2025.

The enclosed notice of annual meeting and proxy statement describe the formal business to be transacted at the annual meeting. During the annual meeting we will also report on the operations of BCB Bancorp, Inc. Directors and Officers, as well as a representative of our independent registered public accounting firm, will be present to respond to any shareholder questions.

The annual meeting is being held so that shareholders may vote upon the following matters: (i) the election of six directors; (ii) the ratification of the appointment of Wolf & Company, P.C. as the independent registered public accounting firm for the fiscal year ending December 31, 2025; and (iii) an advisory, non-binding resolution with respect to the executive compensation described in the proxy statement.

The Board of Directors has determined that approval of the matters to be considered at the annual meeting is in the best interests of shareholders. For the reasons set forth in the proxy statement, the Board of Directors recommends a vote “FOR” its proposed director nominees, as well as proposals (ii) and (iii) above.

On behalf of the Board of Directors, we urge you to sign, date, and return the enclosed proxy card in the postage-paid envelope, or vote by telephone or the Internet by following the instructions on the enclosed proxy card, as soon as possible even if you currently plan to attend the annual meeting. This will not prevent you from voting in person at the annual meeting but will assure that your vote is counted if you are unable to attend the annual meeting. Your vote is important, regardless of the number of shares that you own. Your cooperation is appreciated, since a majority of the common stock must be represented at the annual meeting, either in person or by proxy, to constitute a quorum for the conduct of business.

Thank you for your continued support of BCB Bancorp, Inc.

Sincerely,

Mark D. Hogan
Chairman of the Board

Notice of 2024 Annual Meeting of Shareholders

Date and Time:	April 24, 2025, at 10:00 a.m. (Eastern Time)

Place:	The Chandelier Restaurant, 1081 Broadway, Bayonne, New Jersey 07002

Items to be Voted:	∎	elect six (6) director nominees named in the proxy statement;

	∎	ratify the appointment of Wolf & Company, P.C. as BCB Bancorp, Inc.’s independent registered public accounting firm for fiscal year ending December 31, 2025;

	∎	vote, on an advisory basis, on the approval of the compensation of BCB Bancorp, Inc.’s named executive officers; and

	∎	conduct any other business properly brought before the annual meeting.

Record Date:	Shareholders of record at the close of business on March 5, 2025 may vote at the meeting, and any adjournments or postponements thereof. A list of shareholders will be available at the annual meeting.

By Order of the Board of Directors

Ryan Blake

Chief Operating Officer and Corporate Secretary

March 20, 2025

Your vote is important!

Shareholders of record can vote their shares by using the Internet or the telephone, or by attending the meeting and voting in person. Instructions for voting by using the Internet or the telephone are set forth on the proxy card that has been provided to you. The prompt voting of proxies will save us the expense of further requests for proxies. Shareholders of record who received a paper copy of the proxy materials also may vote their shares by marking their votes on the proxy card provided, signing and dating it, and mailing it in the self-addressed envelope provided, or by attending the meeting voting in person. If you need directions to attend the annual meeting and to vote in person, please call us at 1 (800) 680-6872.

Important Notice Regarding the Availability

of Proxy Materials for the Annual Meeting to be Held on April 24, 2025

The Proxy Statement and Annual Report to Shareholders are available at www.edocumentview.com/BCBP

i

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

The Board of Directors of BCB Bancorp, Inc. (the “Company”) is providing this Proxy Statement to solicit proxies for use at the Company’s annual meeting of shareholders to be held at The Chandelier Restaurant, 1081 Broadway, Bayonne, New Jersey on April 24, 2025, at 10:00 a.m. (Eastern Time), or any adjournment or postponement thereof (the “Annual Meeting”). The Company is first delivering this Proxy Statement and the foregoing Notice on or about March 20, 2025.

Purpose of the Meeting

At the Annual Meeting, our shareholders will be asked to vote on the following proposals:

Proposals		Board Recommendation	Page Reference

1	To elect the six (6) director nominees named in the proxy statement;	FOR	3

2	To ratify the appointment of Wolf & Company P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;	FOR	15

3	To approve, on an advisory, non-binding basis, the Company’s named executive officer compensation.	FOR	44

Voting and Revocation of Proxies

Shareholders of record have a choice of voting by mail, by telephone or through the Internet.

By Mail

∎   Mark your selections on the proxy card.

∎   Date and sign your name exactly as it appears on the proxy card.

∎   Mail the proxy card in the postage-paid envelope that’s provided to you with your proxy card.

If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees named in this proxy statement; “FOR” the ratification of the appointment of Wolf & Company LLP as the Company’s independent registered public accounting firm; and “FOR” the approval of the Company’s named executive officer compensation.

By Telephone	Call toll-free 1-800-652-8683 and follow the voice prompts.
Through Internet	Access the website www.investorvote.com/BCBP and follow the instructions.

We encourage each shareholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect the right of a shareholder of record to attend the Annual Meeting and vote during the Annual Meeting. If you hold your shares in “street name” (that is, through a broker, trustee or other holder of record), you will receive a voting instruction card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any shareholder of record giving a proxy may revoke it by doing any of the following:

∎	delivering a written notice of revocation to the Secretary of the Company, dated later than the proxy, before the vote is taken at the Annual Meeting;

∎	delivering a duly executed proxy bearing a later date to the Secretary of the Company (including a proxy given by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

∎	voting at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to the Company, Attention: Ryan Blake, Executive Vice President, Chief Operating Officer and Corporate Secretary.

Record Date

Only shareholders of record at the close of business on March 5, 2025 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 17,162,627 shares of the Company’s common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Tabulation of Votes

Under New Jersey law and the Company’s Restated Certificate of Incorporation and Bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. Therefore, the six nominees for director receiving the highest number of votes cast at the meeting will be elected as directors. The affirmative vote of a majority of the votes cast is required for the ratification of the Company’s independent registered public accounting firm.

As to the approval of the Company’s named executive officer compensation, a shareholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the annual meeting is required for the approval of the advisory, non-binding resolution with respect to the Company’s executive compensation. While this vote is required by law, it will neither be binding on the Company, or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors.

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the proxy holders named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. As of the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

PROPOSAL NO. 1 -	Election of the Director Nominees of the Board of Directors

General

Our bylaws provide that the Board of Directors shall consist of not less than five or more than 15 members, as fixed by the Board of Directors from time to time. The Company’s Board of Directors is currently composed of 12 members. Our certificate of incorporation divides the Board into three classes, with each class to be as nearly equal in number as possible. Each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of shareholders in the year in which the term of directors in that class expires.

During 2024, the Board of Directors increased its size by three directors. Under New Jersey law, newly created directorships resulting from an increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors. A director so elected by the board must hold office until the next succeeding annual meeting of shareholders and until his successor shall have been elected and qualified. Tara L. French, Raymond Vanaria and Michael Widmer were the members added to the Board in 2024. All of them have been nominated for re-election to the Board at the Annual Meeting.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated each of Judith Q. Bielan, Tara L. French, Mark D. Hogan, and John Pulomena, for election to the class of directors of the Company with a term expiring in 2028; Raymond Vanaria for election to the class of directors of the Company with a term expiring in 2027, and Michael Widmer for election to the class of directors of the Company with a term expiring in 2026. Each director nominee currently serves as a director of BCB Bank, the Company’s wholly owned subsidiary (the “Bank”), and each has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the annual meeting of shareholders in the year indicated and until their successors are duly elected and qualified. If any of the nominees become unable to accept their nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any nominee will be unable to serve as a director, if elected.

The Board of Directors recommends a vote “FOR” each director nominee

BOARD OF DIRECTORS AND DIRECTOR NOMINEES

The following table sets forth certain information with respect to our continuing directors and our director nominees as of the date of this Proxy Statement:

Name	Age	Position with the Company	First Year as Director	Term will Expire (1)
Judith Q. Bielan	60	Director	2000	2028
Ryan Blake	34	COO, Corporate Secretary, and Director	2023	2026
Vincent DiDomenico, Jr.	59	Director	2018	2027
Tara L. French	62	Vice Chair of the Board	2024	2028
Mark D. Hogan	59	Chairman of the Board	2000	2028
Joseph Lyga	65	Director	2000	2027
John Pulomena	69	Director	2018	2028
James Rizzo	65	Director	2015	2026
Michael Shriner	60	President, CEO, and Director	2024	2027
Raymond J. Vanaria	65	Director	2024	2027
Michael J. Widmer	65	Director	2024	2026

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of shareholders to be held in the year indicated, assuming election at the Annual Meeting.

Our director nominees collectively possess the expertise, leadership skills, and diversity of experiences and backgrounds to oversee the execution of the Company’s growth strategy and protect long-term stockholder value, which qualifications are summarized in their biographies below.

Judith Q. Bielan, Esq. is an attorney who has practiced law in New Jersey for over 30 years. She has been a Director of the Company since its inception. In 1994, Ms. Bielan founded the law firm known as Bielan, Miklos & Makrogiannis, P.C. which has since joined the Wiener Law Group. Ms. Bielan brings to the Board of Directors experience in the areas of real estate, marketing, budgeting, public relations, and collections. She currently serves on the NJ State Bar Association Legislative Committee. In the past, Ms. Bielan has been court-appointed to serve as a Commissioner on the Hudson County Condemnation Board and has served on the Hudson County Fee Arbitration Committee, Due Diligence, Family Law, and Early Settlement Panel Committees. In 2010 she was President of the Hudson County Bar Association. In 2005 she received the Hudson County Family Lawyer of the Year Award. Throughout her career, Ms. Bielan volunteered as a Trustee on the Board of “Women Rising,” coached boys’ and girls’ basketball at the Bayonne PAL, and taught Adult Education classes at Bayonne High School. In 2014, she was inducted into the Bayonne PAL Hall of Fame. From 2001-2010 she served on the Board of Holy Family Academy. She holds degrees from Montclair State College (now University) and Seton Hall University School of Law.

Ryan Blake serves as Executive Vice President, Chief Operating Officer, Corporate Secretary, and Director of the Company and the Bank. Mr. Blake has been with the company since 2008 and has served in his current role since 2021. Prior to then, Mr. Blake served as the Company’s Vice President and Controller. Mr. Blake currently serves as a trustee on the board of the Bayonne Public Library, has served as a commissioner on the Zoning Board of the City of Bayonne, as Vice President for a chapter of Rotary International, and is a former director of the New Jersey Pride Chamber of Commerce. Mr. Blake is a graduate of the ABA Stonier Graduate School of Banking at the Wharton School at the University of Pennsylvania, holds bachelor’s degrees in both Finance and in Economics from Kean University, and has earned a master’s degree in business administration from Rutgers University.

Vincent DiDomenico, Jr. is the Founder and Managing Member of Delta Equity Management, L.L.C. et al developers of Commercial Real Estate in the New Jersey & New York Metropolitan Area. His real estate companies own and manage institutional-grade commercial real estate assets. Mr. DiDomenico has been a Director of the Bank and the Company since May 2018. He also served on the Board of Trustees, as well serving as a past two-term (2003-2005 & 2009-2011) Vice President and a past two-term (2006-2008 & 2011-2013) President, of the New Jersey Self Storage Association (NJSSA). Mr. DiDomenico is also a former Board of Trustee Member of St. Peter’s Preparatory School and a former Board of Trustee Member of Far Hills Country Day School. Prior to founding his current companies, Mr. Di Domenico was distinguished as a Deming Scholar from the Gabelli School of Business at Fordham University where he earned an MBA in Finance and Statistics, with a concentration in International Business Studies. He also currently serves on the Capital Campaign Committee at The Delbarton School and has served as Co-Chairman of the Far Hills Country Day School Capital Campaign Committee as well as the Board of Governors for the Archdiocese of Newark, C.Y.O. & Young Adult Ministries. He is a graduate of St. Peter’s Preparatory School (1984) and graduate of Villanova School of Business where he received a B.S. degree in Finance (1988).

Tara L. French has been a member of the Board of Directors since 2024, currently serves as the Vice Chair of the Board, and Chair of the Nominating and Corporate Governance Committee. She is a veteran banker, with more than 35 years of related experience. Previously, Ms. French was an executive at a large community bank operating in New York and New Jersey as Chief Administrative Officer and then as Chief Risk Officer, retiring in 2023. Ms. French began her career as a Bank Examiner for the Federal Home Loan Bank of New York and filled numerous federal bank supervision positions at the Office of Thrift Supervision and the Office of the Comptroller of the Currency until 2017, after serving as Assistant Deputy Comptroller in the Northeastern District, New York Office.

Ms. French serves on the Board of Directors of Morris Habitat for Humanity and Sisters of Charity Housing Development Corporation. She graduated from Appalachian State University and holds numerous accreditations across the wealth management, risk management, lending/credit, and regulatory compliance disciplines. She is a commissioned National Bank Examiner and brings to the Company’s Board a strong background in strategic leadership, enterprise risk management, and corporate governance.

Mark D. Hogan, C.P.A. is actively serving as Chairman of the Board of the Company, a position he has held since 2003. He has been a Director of the Company since its inception. Prior to beginning his service for the Company, Mr. Hogan first founded, built, and recently retired from, two successful businesses: Hogan and Associates, LLC, a CPA practice which he had operated for almost three decades; and Hogan Financial Advisors, Inc., a wealth management practice which he had operated for over 25 years.

Mr. Hogan, who maintains his active CPA license, is currently managing his family’s real estate portfolio. Mr. Hogan’s Community Involvement includes service on the Board of Trustees of three organizations, namely: St Peter’s Preparatory School, where he also served as Chairman of the Finance Committee; Count Basie Center for the Arts, where he also served on the Executive Committee and as Chairman of the Finance Committee; and St. Ann’s Home for the Aged Corp. Mr. Hogan has humbly received innumerable awards for his Community Involvement. Because of Mr. Hogan’s extensive professional experience, his achievements and his aforesaid license and designations, he is deemed well-qualified to actively serve as Chairman of the Company’s Board of Directors. Mr. Hogan graduated with a B.S. in Finance from Pace University in New York City.

Joseph Lyga has served as an Independent Director of the Company since its founding in 2000. With nearly four decades of experience as a self-employed contractor and consultant, Mr. Lyga specializes in computer technology, security, and network and systems design. He began his academic journey at Jersey City State College and furthered his education at the Chubb Institute for Technology, focusing on computer programming, technical support, and network design. Over the years, Mr. Lyga has earned several professional certifications in the field of computer science, including Cybersecurity, Network+, Security+, IT Security, and Cisco. In 2023, he added a prestigious certification in Cybersecurity: Managing Risk from Harvard University to his credentials. Mr. Lyga’s extensive background in information technology and his long-standing dedication to the Company provide the Board of Directors with invaluable insights into IT trends, security, and risk management. In addition to his professional accomplishments, Mr. Lyga actively participates in various clubs and civic organizations, further demonstrating his commitment to community engagement and leadership.

John Pulomena has been the County Administrator of Middlesex County, New Jersey, for the past 14 years. As County Administrator for Middlesex County, the second largest county in the state, Mr. Pulomena is responsible for the development and management of a $500 million annual budget, supported by a workforce of over 2,000 employees. In this capacity, Mr. Pulomena is responsible for developing the strategic plans for sustained economic growth, critical investments in the county’s infrastructure, and enhancing the quality of life for its 825,000 residents through key programs and services. Mr. Pulomena was employed by AT&T for over 22 years, including five years at AT&T Bell Laboratories in software development and 17 years at AT&T corporate in various roles including marketing & sales, government affairs, as Financial Controller, and as Director of the Customer Network Operation Centers. Mr. Pulomena was a Middlesex County Freeholder for 10 years, Council President for the Borough of South Plainfield for nine years, and Chairman of the Middlesex County Planning Board for five years. Mr. Pulomena is a graduate of the City University of New York, where he received a B.S. degree in Computer Science with a minor in Mathematics.

James G. Rizzo has been a director of the Company since 2015. He currently serves as business liaison to the Board of Directors and has helped lead the Company’s expansion efforts throughout Bergen County, with four branches opening over the last six years. In After having spent more than thirty years in a career focused on the high-yield bond markets, Mr. Rizzo is currently in the real estate management business. His career began at Drexel Burnham and included being designated as a Managing Director in positions held at firms such as Guggenheim Partners, Citicorp, and Fleet Bank. Mr. Rizzo’s most recent position was as a Managing Director at Dahlman Rose and Company, from which he retired. Mr. Rizzo is a graduate of St. Peter’s University, where he earned a B.S. in Business Administration. He currently serves on the University’s Board of Regents, and on the Advisory Board of the University’s Business School. He is also a graduate of St. Peter’s Preparatory school and is involved in planning the future of Saint Peter’s Preparatory School as a former member of the Board of Trustees. Mr. Rizzo is an active member of the Rutherford Planning Board and the Rutherford Economic Development Committee. He is also a Trustee of the Rutherford Public Library, as well as the Rutherford Library Foundation. Additionally, Mr. Rizzo serves on the Board of St. Dominic’s Academy in Jersey City, N.J.

Michael A. Shriner serves as the President and Chief Executive Officer of the Bank and the Company. Mr. Shriner also serves as a Director on the boards of the Bank and the Company. Mr. Shriner, a 35-year veteran of banking, was formerly President and Chief Executive Officer of Millington, New Jersey-based MSB Financial Corp. and Millington Bank prior to being acquired by Kearny Bank. Under his leadership, he converted Millington Bank from a mutual holding company structure to a fully public institution through a Second Step Conversion. Mr. Shriner joined Millington Bank in 1987 and held various commercial and corporate banking positions, including that of Chief Operating Officer and Board Member prior to his promotion to President and Chief Executive Officer in 2012. Most recently, he held the role of Market President for Kearny Bank, where he transitioned legacy Millington Bank customers to Kearny Bank following the merger acquisition. Mr. Shriner holds an Associate of Arts Degree in Business Administration from the University of New Hampshire and is a Graduate of The National School of Banking, Fairfield University.

Raymond J. Vanaria is a Member of the certified public accounting firm Malesardi, Quackenbush, Swift & Company LLC, a firm he joined in 1983. He served as a Director of Prudential Bancorp, Inc., Philadelphia, Pennsylvania, and its wholly owned subsidiary Prudential Bank, from July 2020 until June 2022; a Director of MSB Financial Corp., Millington, New Jersey, and its wholly owned subsidiary Millington Bank, from January 2016 until July 2020; a Director of ConnectOne Bancorp, Inc., Englewood Cliffs, New Jersey and its wholly owned subsidiary, ConnectOne Bank, from July 2014 until January 2016; and a Director of Center Bancorp, Inc., Union, New Jersey, and its wholly owned subsidiary, Union Center National Bank, from 2007 to July 2014.

Michael J. Widmer has been providing consulting services to BCB since 2020, after retiring from a 40-year banking career. Most recently, he served as Executive Vice President, Head of Operations with Northfield Bank, headquartered in Woodbridge, New Jersey. Prior to his tenure at Northfield Bank, Mr. Widmer served as the Executive Vice President and Chief Financial Officer, and as a Director, of Liberty Bancorp, Inc. and Liberty Bank, located in Avenel, New Jersey, until they were acquired by Northfield Bancorp, Inc. and Northfield Bank, respectively, in 2002. Mr. Widmer holds a B.S. degree in Accounting from Rutgers University and an M.B.A. in Finance from St. John’s University.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors determined that all directors, with the exception of Mr. Blake, Mr. Coughlin, Mr. Shriner, and Mr. Widmer, are independent from the Company and our management under the listing standards of The Nasdaq Stock Market (“Nasdaq”). Mr. Coughlin is retiring from the board as of the date of the Annual Meeting. The Board considered the Nasdaq standards, the fact that there were no transactions or arrangements between these directors and the Company, other than the compensation for board or board committee service and those noted in the section below entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Review of Related Persons”. The Board and all other relevant facts and circumstances in making these independence determinations and concluded that the independent directors did not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

There are no familial relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee charters are available on the https://investorrelations.bcbcommunitybank.com website under “Corporate Information – Governance Documents. Our other corporate governance information and materials, including our Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available upon request by writing to Investor Relations at: 595 Avenue C, Bayonne, NJ 07002, by e-mail to: rblake@bcb.bank, or by calling Investor Relations at 1-(800) 680-6872. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board of Directors has determined that each committee member is independent under the Nasdaq listing standards. Our Board of Directors has, and from time to time may establish, other committees.

Audit Committee

As of the Record Date, Messrs. Lyga, Hogan, Pulomena (Vice Chair), and Vanaria (Chair), and Ms. French, serve as members of our Audit Committee. The Board of Directors has determined that Mr. Vanaria is an “Audit Committee Financial Expert,” as such term is defined in rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board of Directors determined that each member of the Audit Committee is an independent director under the Nasdaq listing standards and the SEC rules and regulations applicable to Audit Committees, and financially literate in accordance with the Nasdaq listing standards.

Our Audit Committee held a total of eight meetings during the fiscal year ended December 31, 2024.

The Audit Committee is responsible for:

∎

Appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”), and overseeing the independent auditors’ qualifications, performance and independence;

∎	Overseeing the integrity of the Company’s financial statement financial reporting process and reports;

∎	Overseeing the Company’s compliance with legal and regulatory requirements;

∎	Overseeing the performance of the internal audit and independent loan review functions; and

∎	Overseeing the system of internal controls.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available as indicated under “Access to Corporate Governance Documents” above.

Compensation Committee
As of the Record Date, Messrs. DiDomenico (Chair), Hogan, and Rizzo (Vice Chair), and Ms. Bielan and Ms. French, serve as the members of our Compensation Committee.
This Committee held a total of seven meetings during the fiscal year ended December 31, 2024.
The Compensation Committee is responsible for:

∎	assisting the Board in fulfilling its responsibilities relating to the compensation and benefits provided to the Company’s executive management and Board of Directors;

∎	reviewing, evaluating and recommending various benefit plans and overall compensation; and

∎	administering our equity plans and other certain incentive compensation plans.
More specifically, the Compensation Committee reviews, evaluates, and recommends to the Board of Directors the base salaries and equity-based and incentive-based compensation for our named executive officers. It also reviews, evaluates and determines the compensation (including restricted stock awards, retainers, fees, etc.) to be paid to directors of the Company and affiliates of the Company for their service on the Boards. It engages its own independent compensation consultant, Meridian Compensation Partners (“Meridian”), to review the compensation levels of executives at our peer group companies. assess total compensation and make recommendations about changes in the compensation of our executives, including incentive and equity plan structure and performance goals. Meridian works with management on behalf of the Compensation Committee on matters under the Committee’s purview but provides no services to management or the Company other than its work for the Committee. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our other named executive officers. The Compensation Committee utilizes a similar methodology, including advice from its consultant on compensation levels and structure, for recommending non-employee
director compensation and meeting fees.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee (i) was, during fiscal year 2024, or had previously been an officer or employee of the Company or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of the Company or a business relationship with the Company, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Company, on the one hand, and any member of the Compensation Committee (or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.
The Company has an insider trading policy governing the purchase, sale, and other disposition of the Company’s securities by directors, officers, and employees, that the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards.
Nominating and Corporate Governance Committee
As of the Record Date, Ms. Bielan (Vice Chair), Ms. French (Chair), and Messrs. Hogan, Lyga, and Pulomena serve as members of the Nominating and Corporate Governance Committee.
The Committee held a total of 12 meetings during the fiscal year ended December 31, 2024.
The responsibilities of the Nominating and Corporate Governance Committee include assisting the Board of Directors with the following:

∎	identifying qualified individuals to become Board members;

∎	determining the size and composition of the Board and its committees;

∎	monitoring a process to assess Board effectiveness;

∎	reviewing the continuation of each director being considered for re-election;

∎	executive succession planning;

∎	developing and implementing the Company’s corporate governance guidelines; and

∎	reviewing and assessing the adequacy of the Company’s corporate governance documents.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a candidate demonstrate, by significant accomplishments in their field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company, and have a record and reputation for honest and ethical conduct in their professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

∎	integrity and character;

∎	sound and independent judgment;

∎	breadth of experience;

∎	business acumen;

∎	leadership skills;

∎	banking or other financial services expertise;

∎	skills beneficial to the Board committees;

∎	familiarity with issues affecting businesses in diverse industries; and

∎	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the Board’s needs, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with the Company or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. Except as described above, the Board and the Nominating and Corporate Governance Committee do not maintain a formal diversity policy; however, diversity is one of many factors considered in the nomination of our directors.

The Nominating and Corporate Governance Committee, Committee Chairperson, and/or our Chairman of the Board interview director nominee candidates that meet the criteria, and the Nominating and Corporate Governance Committee recommends candidates that best suit the Board’s needs. The Board may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Shareholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee for Board membership. Shareholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The shareholder recommendation should be submitted in writing, addressed to the Company at 595 Avenue C, Bayonne, NJ 07002 Attn: Corporate Secretary.

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of the Company in determining whether to recommend that the Director be re-nominated.

Board Leadership Structure

The Board of Directors maintains a leadership structure that continues to separate the Chairman of the Board of Directors and the Chief Executive Officer roles. We believe that keeping separate the roles of the Chairman and the Chief Executive Officer is an effective means by which the Board of Directors is able to independently manage risk oversight.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting the Company both directly and indirectly through its committees. The Company has in place a risk management program that, among other things, is designed to identify risks across the Company with input from each business unit and function. Material risks are identified and prioritized by management and its Asset Liability Management-Enterprise Risk Management (“ALCO”) committee that is comprised of the full Board of Directors, and each prioritized risk is referred to the appropriate committee of the Board or the full Board for oversight. Members of the Board regularly review information regarding our credit, liquidity, markets, legal, regulatory, compliance, and operations, including technology and cybersecurity risk, as well as the strategic and financial considerations associated with each.

The Board is committed to safeguarding the Bank’s operations, customers, and stakeholders against evolving cyber threats. Through active oversight by the IT Steering Committees, the Board ensures the implementation of a cybersecurity framework aligned with NIST Cybersecurity Framework 2.0 and the FDIC’s regulatory expectations. The Bank conducts regular risk assessments, third- and fourth-party vendor due diligence, and cybersecurity tabletop exercises (TTXs) as part of its Business Continuity Plan. Additionally, the Board receives periodic briefings from the Bank’s Chief Information Officer and the IT Steering Committee on cybersecurity risks, incident response preparedness, and emerging threats, reinforcing its dedication to strong governance and risk mitigation.

Also, the Compensation Committee periodically reviews its compensation programs to ensure they do not encourage excessive risk-taking. Senior members of management from across business units and programmatic and functional disciplines within the Company make up an ALCO-Enterprise Risk Management Committee, which meets at least quarterly to identify significant risks to us, coordinate information sharing and mitigation efforts for all types of risks, sometimes working with outside advisors. We also have mandatory training of our workforce around our policies, including our Code of Business Conduct and Ethics.

Charters of the Committees of the Board of Directors

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available as indicated under “Access to Corporate Governance Documents” above.

Director Attendance at Board, Committee and Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board of Directors and meetings of the committees on which they serve. Unless there are mitigating circumstances (such as medical or family emergencies), any Board member who attends less than 80% of the aggregate Board and assigned committee meetings in any calendar year will not be nominated for re-election. During fiscal year 2024, the Board of Directors met a total of 14 times. Except for Mr. DiDomenico, each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. Unless there are mitigating circumstances (such as medical or family emergencies), each Board member is required to attend the Company’s annual meeting of shareholders. All members of the Board of Directors attended the 2024 annual meeting of shareholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year.

Communications with the Board of Directors

Shareholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee, should submit such communication in writing addressed to the “Chairman of the Board of Directors” or “Non-Management Directors,” at the Company, 595 Avenue C, Bayonne, NJ 07002. Communications intended for the full Board of Directors may be submitted in the same manner.

Shareholders, employees, and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at the Company, 595 Avenue C, Bayonne, NJ 07002.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer, and Controller, as well as our other officers, directors, employees and contractors of the Company. The Company’s Code of Business Conduct and Ethics has been filed as an exhibit to the Company’s Annual Report on Form 10-K. Any amendment to, or waiver from, this Code for such officers will be disclosed on a Current Report on Form 8-K filed with the SEC.

Human Capital Management

The Company’s long-term growth and success depends on its ability to attract, develop, and retain a high-performing and diverse workforce. The Company strives to provide a work environment that promotes collaboration, productivity, and employee engagement, which in turn drives both employee and customer success, as well as benefits the communities in which the Company does business.

The Company’s Board of Directors and executive team oversee the strategic management of the Company’s human capital resources, and the Company’s Human Resources Department handles the day-to-day management of those resources.

∎

Employee profile. As of December 31, 2024, the Company had 264 full-time employees, 52 part-time employees, and no commissioned employees, for a total of 316 employees. In addition, approximately 63% of the Company’s employees are female and 37% are male, and the average tenure was 6.2 years as of December 31, 2024.

∎

Total Rewards. As part of the Company’s compensation philosophy, market competitive programs are maintained for employees to attract and retain superior talent. In addition to competitive base wages, additional programs include annual bonus compensation opportunities, a Company-matched 401(k) plan, health and welfare benefits, flexible spending accounts, paid time off, family leave, and employee assistance programs. Some employees also receive grants of equity awards in the Company’s stock. In addition, the Company promotes health and wellness by encouraging work-life balance and offering flexible work schedules.

∎

Talent and Promoting Inclusion. A core tenet of the Company’s talent philosophy is to both develop talent from within and supplement it with external hires. Whenever possible, the Company seeks to fill positions by promotion and transfer from within the organization. The Company’s talent acquisition team uses internal and external resources to recruit highly skilled and talented candidates; employee referrals are also encouraged.

The Company is dedicated to recruitment and career development practices that support its employees and promotes diversity in its workforce at all levels of the Company. The Company is committed to having a workforce that reflects the communities in which it serves. Partnerships are in place with several sources to assist in attracting diverse talent from a broad population, including the African American, Asian American, Latino, and LGBT chamber of commerce affiliations. In addition, career opportunities are shared with colleges and universities with diverse student bodies. Other available tools are also utilized to connect with prospective new hires. As of December 31, 2024, 51% of the Company’s employees were persons of color.

Following a multi-pronged recruiting strategy, which includes sourcing diverse candidate pools, new hires participate in an onboarding program which includes an introduction to the Company’s culture, policies, and procedures. Retention strategies include espousing a culture that inspires loyalty and trust through ongoing communication of strategic initiatives, in addition to the benefits mentioned above under Total Rewards. The Company’s leadership development programs and opportunities offered through the Company’s continuing education program help ensure that motivated individuals have the opportunity for continuous improvement. Employees each maintain a professional development action plan and participate in regular evaluation and growth opportunities. This approach has yielded loyalty and commitment from employees which in turn grows the business, products, and customers. This approach has also added new employees and ideas, which support a continuous improvement mindset and the goals of a diverse and inclusive workforce.

The Company strives to promote inclusion through defined Company values and behaviors. With the support from the Board of Directors, the Company continues to explore additional diversity, equity, inclusion, and belonging efforts through multiple approaches to inclusion. The Company is focused on sourcing and hiring with fair and equitable approaches, creating an environment where all employees can develop and thrive.

NON-EMPLOYEE DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important in (i) attracting and retaining directors who are independent, interested, diligent, and actively involved in overseeing the Company’s affairs and (ii) more substantially aligning the interests of our non-employee directors with the interests of our shareholders.

As we describe beginning on page 21, for fiscal year 2024 our Compensation Committee retained the services of Meridian as an independent compensation consultant to the Compensation Committee, to provide competitive data and make recommendations on the compensation of our named executive officers, as well as to assist the Compensation Committee in evaluating the compensation of our non-employee directors. The Compensation Committee considers this information, including the applicable peer group data, and ultimately recommends any changes to the non-employee director compensation program to our Board for its approval. In assessing non-employee director compensation, we utilize the same peer group that is used for executive compensation and is described in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 19. The Compensation Committee reviews the non-employee director compensation program annually.

Cash Compensation

The cash elements of the non-employee director compensation program for fiscal year 2024, which the Compensation Committee recommended, and the Board approved, were as follows:

∎ Annual retainer (Bank):	$25,000 per year

∎ Annual retainer (Company):	$10,000 per year

∎ Non-Executive Chair:	$75,000 per year

∎ Committee meetings:	$300 per meeting (1)

(1)	Members of the Company’s ALCO and Audit Committee receive $500 per meeting.

Equity Compensation

For fiscal year 2024, non-employee directors did not receive any award of restricted stock or stock options.

We make all equity awards to non-employee directors under our shareholder-approved equity incentive plan, which we describe on page 24. With respect to awards of restricted stock, as required under their respective award agreements, we credit directors with any dividends attributable to such stock.

Director Deferred Compensation Plan

Under the Company’s Executive and Director Deferred Compensation Plan, which we refer to as the “2023 Deferred Plan,” each non-employee director may defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board. The 2023 Deferred Plan was originally effective on October 1, 2005, and was amended and restated effective January 1, 2023.

The 2023 Deferred Plan is a nonqualified deferred compensation plan designed to comply with the requirements of Section 409A of the Internal Revenue Code. Pursuant to the 2023 Deferred Plan, a participant may elect to defer, on a pre-tax basis, receipt of all or any portion of fees and retainers received for his or her service on the Board of Directors and on committees of the Board of Directors, but only to the extent such amounts are attributable to services not yet performed. The Bank credits the deferred amounts to a bookkeeping account.

The Bank may, but is not required to, make matching or discretionary contributions on behalf of participants. Any such matching or discretionary contribution will vest after the participant completes three years of service with the Bank, except that participants will automatically become 100% vested in their matching or discretionary contributions upon a change in control. Notwithstanding the foregoing, if the participant engages in injurious conduct (as defined in the 2023 Deferred Plan), all matching or discretionary contributions (whether vested or not) shall be forfeited.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The investment options available may (but are not required to) include a stock unit investment account under which amounts are deemed invested in a number of notional shares of our common stock and at distribution such amounts are payable in shares of our common stock.

Deferred amounts will be paid out on the participant’s benefit age as designated in his or her deferral election form or upon the participant’s death, disability or separation from service, if such date is earlier than his or her designated benefit age. Distributions may also be made earlier than the participant’s designated benefit age if the distribution is necessary to satisfy a financial hardship, as defined under Section 409A of the Internal Revenue Code. At the election of the participant, the distribution may be paid out in a lump sum or in equal annual installments over a period not to exceed ten years.

The Bank may establish a “rabbi trust” to which the Bank may deposit such deferrals and earnings, but the rights of all participants to any deferred amounts represent the Bank’s unsecured promise to pay and the deferred amounts remain subject to the claims of the Bank’s creditors.

Hedging and Pledging Prohibition

As with our employees, we do not permit our non-employee directors to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2024

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended December 31, 2024. With the exception of Mr. Coughlin, none of our non-employee directors received option awards, non-equity incentive plan compensation, pension, nonqualified deferred compensation, or any other compensation other than Board fees for the fiscal year ended December 31, 2024.

Name	Fees Earned Paid in Cash	Stock Awards (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total

Robert Ballance (2)	$53,800	—	—	—	$53,800

Judith Q. Bielan	$54,200	—	—	—	$54,200

James E. Collins (3)	$56,500	—	—	—	$56,500

Thomas M. Coughlin (4)	$45,600	—	$1,269,542 (5)	$319,094 (6)	$1,634,236

Vincent DiDomenico, Jr.	$51,500	—	—	—	$51,500

Tara L. French (7)	$39,566	—	—	—	$39,566

Mark D. Hogan (8)	$153,886	—	—	—	$153,886

Joseph Lyga	$59,300	—	—	—	$59,300

John Pulomena	$52,500	—	—	—	$52,500

James Rizzo	$52,900	—	—	—	$52,900

Raymond J. Vanaria (9)	$25,333	—	—	—	$25,333

Michael J. Widmer (10)	$10,350	—	—	—	$10,350

(1)	As of December 31, 2024, the independent directors noted above each held the following shares of unvested restricted stock under the Equity Incentive Plan.

Name	Unvested Restricted Stock Under the Equity Incentive Plan

Robert Ballance	4,350

Judith Q. Bielan	4,350

James E. Collins	4,350

Thomas Coughlin	—

Vincent DiDomenico, Jr.	4,350

Tara L. French	—

Mark D. Hogan	4,350

Joseph Lyga	4,350

John Pulomena	4,350

James Rizzo	4,350

Raymond J. Vanaria	—

Michael J. Widmer	—

(2)	Mr. Ballance retired from the Board on January 13, 2025.
(3)	Mr. Collins retired from the Board on January 13, 2025.
(4)	Mr. Coughlin is retiring from the Board as of the date of the Annual Meeting.
(5)

Reflects the aggregate change in the actuarial present value of Mr. Coughlin’s accumulated benefit under his Supplemental Executive Retirement Plans (SERPs) from 12/31/2023 to 12/31/2024. The SERPs were implemented during his prior employment with the Company.

(6)	Reflects the Company’s interest and other contributions paid to Mr. Coughlin in 2024 under the 2023 Deferred Plan.
(7)	Ms. French was elected to the Board on May 1, 2024.
(8)	For Mr. Hogan, the amount includes perquisites of $17,786 received in the form of a club membership.
(9)	Mr. Vanaria was elected to the Board on July 1, 2024.
(10)	Mr. Widmer was elected to the Board on December 4, 2024.

PROPOSAL NO. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors of the Company has appointed Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2025. No determination has been made as to what action the Audit Committee would take if shareholders do not ratify the appointment.

Wolf & Company, P.C. conducted the audit of the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2024. Representatives of Wolf & Company, P.C. are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Wolf & Company, P.C.

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are Messrs. Lyga, Hogan, Pulomena (Vice Chair), and Vanaria (Chair) and Ms. French. For additional information relating to the members and responsibilities of the Audit Committee, see “Corporate Governance–Committees of our Board of Directors – Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States and to express an opinion on the audit of internal control over financial reporting.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 1301, Communications with Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee also reviewed and discussed, together with management and the independent auditor, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2024, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of such internal control over financial reporting.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal years ended December 31, 2024, and December 31, 2023, incurred for services provided by our independent registered public accounting firm, Wolf & Company, P.C.

	Year Ended

Description of Fees	December 31, 2024		December 31, 2023

Audit Fees, including fees associated with the annual audit of the Company, the reviews of the Company’s quarterly reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements	$400,500		$375,000

Audit-Related Fees, including assurance and related services that are reasonably related to the performance of the audit and review of the financial statements and that are not already reported in “Audit Fees” above	$26,000		$20,000

Tax Fees, including fees associated with income tax compliance, advice and planning	$-		$-

All Other Fees	$3,878	[1]	$-

Total	$430,378		$395,000

1 All Other Fees consist of the aggregate fees billed for products and services provided by Wolf & Company, other than the services reported under “Audit Fees,” and “Audit-Related Fees,” For 2024, these services consisted of board-level cybersecurity training.

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended December 31, 2024, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal year 2024.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee has delegated pre-approval authority to the Chair of the Committee to pre-approve up to $100,000 in permitted non-audit services. Any pre-approval decisions made under this delegated authority are ratified by the Audit Committee at its next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2025

The Audit Committee has appointed Wolf & Company, P.C. to conduct the audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2025. The Company’s shareholders are being asked to ratify the Audit Committee’s appointment of Wolf & Company, P.C. as our independent registered public accounting firm at the Annual Meeting.

Audit Committee
Tara L. French Mark D. Hogan Joseph Lyga John Pulomena (Vice Chair) Raymond J. Vanaria (Chair)

EXECUTIVE OFFICERS

Our current executive officers, except for Mr. Shriner and Mr. Blake, are listed below. Mr. Shriner and Mr. Blake’s information is included under “Board of Directors.”

Jawad Chaudhry, C.F.A., is 43 years old and serves as Executive Vice President, Chief Financial Officer of the Bank and the Company. Mr. Chaudhry has extensive corporate finance and advisory experience from working both in regional banking and on Wall Street. Most recently, Mr. Chaudhry served as Executive Vice President and Head of the FP&A, Corporate Finance & Strategy department at NJ-based $28 billion asset-size Investors Bank. Since joining Investors Bank in 2015, Mr. Chaudhry had been responsible for leading a number of initiatives that included M&A, Strategic Planning, Budgeting/Forecasting, Enterprise-wide Stress Testing, Capital Planning, CECL Program / Model implementation, and Profitability Reporting. Prior to joining Investors Bank, Mr. Chaudhry spent majority of his career on Wall Street where he worked in the FIG Investment Banking departments at Lehman Brothers, Barclays Capital, and Jefferies. Additionally, Mr. Chaudhry also served on the Morris County Chamber of Commerce (MCCC) Board and was a member of MCCC’s Investment Committee. Mr. Chaudhry graduated Summa Cum Laude from Franklin & Marshall College where he earned his bachelor’s degree in Mathematics and Economics with concentration in Finance. Mr. Chaudhry also holds a Chartered Financial Analyst certification.

David Garcia is 61 years old and serves as Executive Vice President and Chief Lending Officer of the Bank. Mr. Garcia has been in the finance industry for over 25 years, serving at both New Jersey banks as well as Investment Banks. Immediately prior to joining the Company, he served for over 11 years in various senior capacities at Oritani Bank, most recently as Executive Vice President of the Bank’s private REIT, Oritani Asset Corp., as well as Managing Director of Oritani Finance Co. Prior to Oritani, he served at UBS Investment Bank in the Global Commercial Real Estate/CMBS Group for nearly a decade in capacities of progressive responsibility, culminating as a Director leading the proprietary acquisition of credit-tenant assets nationwide. Prior to UBS, Mr. Garcia served as Associate Director within the real estate finance group at Daiwa Securities. A lifelong resident of Rockland County, NY, Mr. Garcia holds a B.S. from Dominican College and an MBA from Fairleigh Dickinson University. He is the 2019-2021 Chairman of the Real Estate Board of New York Finance Committee and is active in a number of industry organizations.

Sandra L. Sievewright is 61 years old and serves as Executive Vice President and Chief Compliance Officer of the Bank. She has been in the banking industry for over 30 years. Ms. Sievewright’s diverse experience includes management positions in compliance, bank secrecy, community reinvestment, marketing, security, branch administration, operations and residential lending. She joined the Bank in May 2014. From July 2013 to May 2014, Ms. Sievewright was the Senior Vice President and BSA/Compliance Officer of First Commerce Bank in Lakewood, New Jersey. From October 2005 to July 2013, Ms. Sievewright was the Senior Vice President and Compliance Officer of Bogota Savings Bank in Teaneck, New Jersey.

NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) includes a description of the compensation provided in fiscal year 2024 to our named executive officers. Additionally, this CD&A describes the Company’s executive compensation philosophy, guidelines and programs, and the material factors affecting the Company’s decisions regarding the compensation of its senior executives. The Named Executive Officers for the fiscal year 2024 are:

Michael A. Shriner	President & Chief Executive Officer

Ryan Blake	Executive Vice President and Chief Operating Officer

Jawad Chaudhry	Executive Vice President and Chief Financial Officer

David R. Garcia	Executive Vice President and Chief Loan Officer

Sandra L. Sievewright	Executive Vice President and Chief Compliance Officer

Fiscal Year 2024 Performance

The Company’s net income decreased by $10.9 million, or 36.8 percent, to $18.6 million for the year ended December 31, 2024, from $29.5 million for the year ended December 31, 2023. Net interest income decreased by $12.0 million, or 11.6 percent, to $92.0 million for the year ended December 31, 2024, from $104.1 million for the year ended December 31, 2023. The decrease in net interest income resulted from an increase in interest expense of $17.7 million, partly offset by an increase in interest income of $5.6 million.

Net interest margin was 2.55 percent for the twelve months of 2024, compared to 2.85 percent for the twelve months of 2023. During the twelve months of 2024, the Company recognized $10.4 million in net-charge offs compared to $704,000 in net-charge offs for the same period in 2023.

Non-interest income decreased by $1.1 million to $2.9 million for the twelve months of 2024 from $4.1 million for the twelve months of 2023. Non-interest expense decreased by $3.5 million, or 5.7 percent, to $57.1 million for the twelve months of 2024 from $60.6 million for the same period in 2023. The decrease in operating expenses for 2024 was driven primarily by decreases in salaries and employee benefits of $2.6 million. The 2023 salaries and benefits expense included a one-time payment of $1.17 million to the Company’s former President and Chief Executive Officer.

Fiscal Year 2024 Compensation Actions

The compensation programs in which our named executive officers participate are designed to drive our financial results, align with our business strategy, and create long-term value for our shareholders. In 2024, the Compensation Committee reviewed Say-on-Pay results and proxy advisor commentary, and made several changes to our compensation programs, practices and policies after thorough deliberations throughout the year. The following concerns regarding our compensation programs were addressed in the following manner.

•

Single trigger cash severance provision. Effective January 1, 2024, the Company no longer provides any agreements that provide severance upon a change in control, without requiring an employment termination. All employment agreements for our Named Executive Officers contain a “double trigger,” requiring a change in control and a qualified termination in order to receive severance benefits.

•

Preset performance criteria. The Compensation Committee recognizes that shareholders prefer incentive compensation to be linked to objective performance criteria. In 2023 and 2024, the Company adopted and adjusted incentive compensation programs that reinforce our pay for performance culture:

○

In 2023, the Compensation Committee approved an Annual Incentive Plan (“AIP”), which provides annual cash incentive awards for our Named Executive Officers to motivate and reward the achievement of key short-term objectives. The AIP is based on Company’s achievement of pre-defined financial targets for the applicable year and a qualitative assessment of individual performance.

○

For 2024, Pre-Provision Net Revenue (“PPNR”), Total Risk-Based Capital ratio targets, Nonperforming Assets as a Percentage of Total Assets, and the Net Interest Margin were chosen as the financial performance metrics and were weighted at 25% each of the total award.

Results of 2024 Advisory Vote on Executive Compensation–Say-on-Pay

At our annual meeting of shareholders held on April 25, 2024, approximately 92.7% of votes cast by shareholders approved the advisory resolution on our executive compensation. The Compensation Committee considered this a high approval rate by the shareholders in establishing the compensation programs for fiscal year 2024 and will continue to consider the outcome of future non-binding advisory shareholder votes on executive compensation in its determinations regarding executive compensation.

At our 2025 Annual Meeting, shareholders will have the opportunity to cast an advisory say-on-pay vote regarding the compensation of our named executive officers as discussed further in Proposal No. 3 beginning on page 44.

Compensation Policies and Practices

Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, enhance our pay-for-performance philosophy and further align our executives’ interests with those of our stockholders:

We employ the following practices:

◾	Use an annual incentive program with defined metrics and a formulaic approach, with flexibility for the Committee to use discretion where prudent;

◾	Engage an independent compensation consultant;

◾	Benchmark compensation to remain competitive and employ market-based practices;

◾	Require our named executive officers to be subject to a clawback policy designed to recoup excess compensation paid to executive officers in the event of an accounting restatement;

◾	Use a double-trigger change in control provision in each employment contract so that severance benefits are only paid upon termination of employment following a change in control;

◾	Adopt administration procedures to ensure equity awards comply with legal, regulatory, and accounting requirements;

◾	Require shareholder approval in the repricing of underwater stock options;

◾	Limit perquisites;

◾	Do not provide excise or tax gross-ups in our employment or change in control agreements;

◾	Prohibit hedging and pledging of our stock.

Compensation Philosophy and Objectives

Our compensation objectives begin with the premise that our success depends, in large part, on the dedication and commitment of the people we place in key management positions, and the incentives we provide our employees to successfully implement our business strategy and other corporate objectives. We seek to retain, motivate, and reward our Named Executive Officers while maintaining an appropriate emphasis on pay-for performance alignment.

We believe that we can achieve the objectives of our compensation philosophy by implementing a compensation program that is competitive with our industry peers and creates appropriate incentives for our management team. Our compensation philosophy is based on four basic principles:

1.

Aligning with Shareholder Interest – As a public company, we use equity compensation as an integral component of our compensation program to develop a culture of ownership among our key personnel and to align their individual financial interest with the interests of our shareholders.

2.	Driving Performance – We will base compensation in part on the attainment of company-wide, business unit, and individual targets that contribute to our earnings within risk tolerance.

3.	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

4.

Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

Factors Considered in Determining Pay Programs and Making Pay Decisions

The Compensation Committee is responsible for compensation decisions for our Named Executive Officers and reports all actions to the Company’s Board.

Benchmarking Compensation

In 2024 and 2023, the Compensation Committee engaged Meridian, its independent compensation consultant, to assess the competitiveness and effectiveness of our executive compensation program. Meridian provided an analysis of base salary, short-term incentive, long-term incentive, and total compensation practices of similarly sized banks within our region. This data was used by the Committee to establish compensation for 2024 and 2023. Meridian considered individual compensation elements, as well as the total compensation package, and assessed the relationship of pay to performance.

In performing this analysis, Meridian used a peer group of banking institutions, which was reviewed and approved by the Committee. The peer group included institutions with an asset size ranging from $2.3 billion to $8.2 billion. All banks were based in the Northeast and Mid-Atlantic region. The peer group consisted of the following financial institutions:

Bankwell Financial Group, Inc.

CNB Financial Corporation

Enterprise Bancorp, Inc.

Financial Institutions, Inc.

First Bank

Greene County Bancorp, MHC

HarborOne Bancorp, Inc.

Hanover Bancorp, Inc.

Mid Penn Bancorp, Inc.

Northfield Bancorp, Inc.

Orrstown Financial Services, Inc.

Peapack-Gladstone Financial Corporation

Peoples Financial Services Corp.

Princeton Bancorp, Inc.

Unity Bancorp, Inc.

Univest Financial Corporation

Washington Trust Bancorp, Inc.

A peer group analysis is limited to those positions for which compensation information is disclosed publicly. Therefore, the compensation consultant also relied on published compensation surveys to supplement peer group information, including the McLagan Regional & Community Banking Survey. Similar asset and regional scope comparisons were used for the benchmarking analysis.

Elements of Compensation

Compensation Element	Purpose

Base Salary

•  Provides a fixed amount of compensation to recognize the duties, responsibilities, and scope of influence of the executive’s role. The level of base salary also takes into consideration the executive’s experience, skills, and performance.

Annual Incentive Program	• Rewards the achievement of annual goals for financial performance, as well as key annual individual goals that strengthen the business and position the Company for long-term success.

Long-Term Incentives	• Rewards long-term performance through increases in share appreciation and aligns executives with shareholder interests.

Other Compensation

•  Named Executive Officers participate in the benefit and retirement programs generally available to all full-time Company employees. The Named Executive Officers also have the ability to participate in the Company’s deferred compensation program. These benefits are with the purpose of providing health, welfare and financial stability.

• Perquisites are generally limited to those that assist our Named Executive Officers in conducting their business duties productively.

• Employment agreements and other separation benefits are provided to ensure that executives act in the best interest of the Company regardless of future employment status.

2024 Compensation Elements and Decisions

The Company does not use a specific percentile positioning in determining pay levels. Rather, the Compensation Committee bases the Named Executive Officers’ compensation opportunities using the following principles:

•	Experience in the financial services industry that promotes the safe and sound operation of the Company and the Bank;

•	Experience and prior performance of our executives in successfully implementing and completing strategic goals;

•	Experience in all aspects of risk management;

•	Experience in our markets relating to the needs of our customers, products, and investments in various phases of the economic cycle;

•	Disciplined decision-making that respects our strategic plan but adapts quickly to change;

•

The retention and development of incumbent executives who meet, or exceed, performance objectives, since recruiting executives can be expensive, unpredictable, and may have a disruptive effect on our operations;

•	The compensation and employment practices of our competitors within the financial services industry and elsewhere in the marketplace; and

•	Each executive’s individual performance and contribution in helping us achieve our corporate goals.

The components of executive compensation are as follows:

Base Salary

Based on the executive compensation analysis and the principles described above, the Compensation Committee adjusted base salaries to the following in 2024:

Name	2023	2024	% Change

Michael A. Shriner	$ — (1)	$ 675,000	—%

Ryan Blake	$ 400,000	$ 400,000	—%

Jawad Chaudhry	$ 350,000	$ 425,000	21.4%

David R. Garcia	$ 305,000	$ 305,000	—%

Sandra Sievewright	$ 215,000	$ 300,000	39.5%

(1) Mr. Shriner was appointed as President and Chief Executive Officer effective as of January 1, 2024.

Annual Incentive Plan (“AIP”)

Our Named Executive Officers and other members of the senior management team participate in the AIP, which is based on a balanced scorecard which includes Company performance goals, and a qualitative assessment of individual goals.

The Company performance goals and weighting for 2024 were based on Pre-Provision Net Revenue, the Total Risk-Based Capital Ratio, the Non-Performing Assets to Total Loans Ratio, and the Net Interest Margin, with a total award weighting of 50%. Each performance goal held an individual sub-weight of 25% each. The individual goals qualitative assessment was also weighted 50% of the total award. Each goal is measured separately and not contingent on achieving performance on the other.

Awards are calculated as follows:

Each Company performance goal is assigned three performance levels, which earn the following payouts based on the level of actual achievement: Threshold (50% of the target incentive), Target (100% of target incentive) and Stretch (150% of the target incentive). Amounts below threshold earn a $0 payout. In no event may a participant earn more than 150%. Straight-line interpolation is used between performance levels to reward incremental achievement of Company performance goals.

The incentive opportunities for the Named Executive Officers were the following as a percentage of base salary: 50% for Mr. Shriner, 45% for Messrs. Blake and Chaudhry, and 30% for Mr. Garcia and Ms. Sievewright.

The Compensation Committee conducted a qualitative assessment of the Named Executive Officers’ performance. Mr. Shriner provided recommendations regarding individual performance for the Named Executive Officers other than himself. The Committee used this information along with their own experiences to determine and independently assess CEO performance. Award payouts under the AIP were as follows:

Executive	Base Salary ($)	Payout at Target ($)	Payout at Target (%)	Actual Payout Earned ($)	% of Base Salary

Michael A. Shriner	$675,000	$337,500	50%	$151,921	22.5%

Ryan Blake	$400,000	$180,000	45%	$81,024	20.3%

Jawad Chaudhry	$425,000	$191,250	45%	$86,088	20.3%

David R. Garcia	$305,000	$91,500	30%	—	—

Sandra Sievewright	$300,000	$90,000	30%	$40,512	13.5%

Long-Term Incentives

The Company’s 2018 Equity Incentive Plan (“2018 Plan”) and 2023 Equity Incentive Plan (“2023 Plan”) are the foundation for the Company’s long-term incentive compensation program. Both plans provide equity-based awards that may be granted to employees, directors, consultants, and other service providers. The plans permit the board of directors to grant stock options, restricted stock awards, restricted stock units and performance awards. The shares subject to or related to options, restricted stock awards, restricted stock units and performance awards under the plans are authorized and unissued shares of our common stock.

In 2024, only one of our named executive officers received awards under these plans. On April 25, 2024, Jawad Chaudhry received an award of 30,000 shares of restricted stock that vest annually over a two-year period (50% per year) and an award of 20,000 shares of restricted stock that vest annually over a three-year period (33.3% per year). These awards were made under the 2018 Plan.

Deferred Compensation Plan

We maintain a deferred compensation plan originally effective on October 1, 2005, which was amended and restated effective January 1, 2023 (the “2023 Deferred Plan”). The 2023 Deferred Plan is a nonqualified deferred compensation plan designed to comply with the requirements of Section 409A of the Internal Revenue Code. Select executives and all members of the Board of Directors of the Bank are eligible to participate in the 2023 Deferred Plan. Pursuant to the 2023 Deferred Plan, a participant may elect to defer, on a pre-tax basis, receipt of all or any portion of salary, bonus or fees and retainers received for his or her employment or service on the Board of Directors and on committees of the Board of Directors, but only to the extent such amounts are attributable to services not yet performed. The Bank credits the deferred amounts to a bookkeeping account.

The Bank may, but is not required to, make matching or discretionary contributions on behalf of participants. Any such matching or discretionary contribution will vest after the participant completes three years of service with the Bank, except that participants will automatically become 100% vested in their matching or discretionary contributions upon a change in control. Notwithstanding the foregoing, if the participant engages in injurious conduct (as defined in the 2023 Deferred Plan), all matching or discretionary contributions (whether vested or not) shall be forfeited.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The investment options available may (but are not required to) include a stock unit investment account under which amounts are deemed invested in a number of notional shares of our common stock and at distribution such amounts are payable in shares of our common stock.

Deferred amounts will be paid out on the participant’s benefit age as designated in his or her deferral election form or upon the participant’s death, disability or separation from service, if such date is earlier than his or her designated benefit age. Distributions may also be made earlier than the participant’s designated benefit age if the distribution is necessary to satisfy a financial hardship, as defined under Section 409A of the Internal Revenue Code. At the election of the participant, the distribution may be paid out in a lump sum or in equal annual installments over a period not to exceed ten years.

The Bank may establish a “rabbi trust” to which the Bank may deposit such deferrals and earnings, but the rights of all participants to any deferred amounts represent the Bank’s unsecured promise to pay and the deferred amounts remain subject to the claims of the Bank’s creditors.

Currently, none of our named executive officers participate in the 2023 Deferred Plan.

Employment and Related Agreements

We maintain employment agreements with Messrs. Blake, Chaudhry, Shriner, and Ms. Sievewright, which provide for severance benefits upon a qualifying termination of employment.

We describe these agreements under the heading “Employment Agreements.” We describe the termination and change-in-control provisions of these agreements and their equity award agreements under the heading “Potential Payments Upon Termination or Change-In-Control.”

Employee Benefits

We generally offer all our eligible employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, short-term disability insurance, and life insurance. All eligible non-unionized U.S. employees, including the named executive officers, may also obtain at their expense, long-term disability insurance coverage, and participate in a 401(k)-retirement plan as a means to save for retirement on a tax-advantaged basis. We provide a matching contribution under the 401(k) plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits.

We do not cover our named executive officers under any defined benefit pension plan.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers, including a vehicle stipend. The Compensation Committee has determined that each of these benefits has a valid business purpose. You can find information about these perquisites in the footnotes to the Summary Compensation Table.

Other Matters

Risk Management

The Compensation Committee believes that any risks arising from our compensation policies and practices for all of our employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on the Company or the Bank. In addition, the Compensation Committee believes that the mix and design of the elements of our compensation program will encourage our Named Executive Officers to act in a manner that is focused on the long-term valuation of the Company and the Bank.

The Compensation Committee reviews our compensation program to ensure that controls are in place so that our employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the Company and the Bank. The Compensation Committee utilized both company-wide and individual performance objectives in our AIP for our Named Executive Officers. The performance objectives selected are customary performance metrics for financial institutions in our peer group. In addition, because the Compensation Committee evaluates company-wide performance objectives as a trend of performance, the long-term financial performance of the Company and the Bank is in correlation with any annual incentive payments awarded to our Named Executive Officers.

By granting equity awards under the Company’s equity incentive plans, the Compensation Committee has attempted to place more of our common stock into the hands of our employees in an effort to align their interests with those of our shareholders, which should contribute to long-term shareholder value and decrease the likelihood that our employees would take excessive risks.

Clawback Policy

We maintain a clawback policy applicable to each of our executive officers who are subject to Section 16 of the Securities Exchange of 1934, including each of our named executive officers. Pursuant to this policy, in the event of any restatement of our financial statements, our Audit Committee may require reimbursement or forfeiture of any excess payment from any cash or equity-based compensation awarded to or realized by, such executive officer following the adoption of, and subject to, this policy in the event that (i) our financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in financial accounting rules), (ii) as a result of such restatement, a financial reporting measure that was in whole or in part a factor in determining the amount of such bonus, incentive or equity compensation previously earned by such officer, is restated, and (iii) our Audit Committee determines, in its discretion, that a lower amount of bonus, incentive or equity compensation would have been paid to such officer based upon the restated financial results.

Hedging and Pledging Prohibition

No employee (including Named Executive Officers) or non-employee directors of the Company may engage in short sales of our securities, purchases or sales of puts, calls or other derivative securities based on our securities, or purchases of financial instruments that are designed to hedge or offset any decrease in the market value of our securities. We also prohibit employees and non-employee directors from pledging or otherwise encumbering our equity securities as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls.

Accounting and Tax Considerations

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) disallows a tax deduction to public companies for compensation paid in excess of $1 million to certain current and former executive officers of the Company. The Board and the Compensation Committee believe that stockholder interests are best served if they retain maximum flexibility to design executive compensation programs that meet stated business objectives. For that reason, while our Board and Compensation Committee consider the potential effects of Section 162(m) of the Code on the compensation paid to our named executive officers, in light of the constraints imposed by Section 162(m) and our desire to maintain flexibility in compensation decisions, the Board and the Compensation Committee do not necessarily limit compensation to amounts deductible under Section 162(m).

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that certain individuals who hold significant equity interests in the Company and certain executive officers and other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any of the named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code, and we have not agreed, and are not otherwise obligated, to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis found on pages 19 to 26. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

Compensation Committee
Judith Bielan
Vincent DiDomenico, Jr. (Chair)
Tara L. French
Mark D. Hogan
James Rizzo (Vice Chair)

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2022, 2023, and 2024, by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. We collectively refer to these individuals as the “Named Executive Officers.”

Name Principal Position	Year	Salary ($)	Bonus ($) (1)	Restricted Stock Awards ($) (2)	All Other Compensation (3) ($)	Total

Michael A. Shriner (4)	2024	675,000	151,921	—	33,570	860,491

President & CEO	2023	—	—	—	—	—

	2022	—	—	—	—	—

Ryan Blake	2024	400,000	81,024	—	32,242	513,266

Executive Vice President & COO	2023	400,000	—	298,731	46,630	745,361

	2022	400,000	125,000	342,190	35,027	902,217

Jawad Chaudhry (5)	2024	425,000	86,088	472,000	29,440	1,012,528

Executive Vice President & CFO	2023	350,000	70,000	—	4,177	424,177

	2022	70,000	100,000	—	—	170,000

David R. Garcia	2024	305,000	—	—	15,441	320,441

Executive Vice President & CLO	2023	305,000	30,000	—	7,896	342,896

	2022	265,000	200,000	—	7,459	472,459

Sandra Sievewright	2024	300,000	40,512	—	16,899	357,411

Executive Vice President & CCO	2023	215,000	40,000	—	9,385	264,385

	2022	215,000	40,000	—	6,610	261,610

(1)	Represents the cash bonus earned by the named executive officer during the fiscal year covered but determined during the following fiscal year.
(2)

Represents the grant date fair value of restricted stock received under the Company’s 2018 Equity Incentive Plan. The grant date fair value has been computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). The grant date fair assumptions used in calculating the award values may be found in the Company’s consolidated financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

(3)

The amounts in this column reflect what the Company paid for, or reimbursed, the applicable Named Executive Officer for the various benefits and perquisites received. A breakdown of the various elements of compensation in this column for the years ended December 31, 2024, 2023 and 2022 is set forth in the table provided below.

(4)	Mr. Shriner was appointed President and Chief Executive Officer effective January 1, 2024.
(5)	Mr. Chaudhry was appointed Chief Financial Officer effective September 26, 2022.

The amounts in the table below reflect a breakdown of the various elements of all other compensation for each year in the three-year period ended December 31, 2024, as reported in the executive summary compensation table above. The amounts provided in this table reflect what the Company paid for, or reimbursed, the applicable Named Executive Officer for the various benefits and perquisites received.

Name and Principal Position	Year	Employer Contributions to 401(k) Plan ($)	Life Insurance ($)	Board Retainer ($)	Car Allowance ($)	Total All Other Compensation ($)

Michael A. Shriner	2024	—	9,570	—	24,000	33,570

	2023	—	—	—	—	—

	2022	—	—	—	—	—
Ryan Blake	2024	10,350	1,392	—	20,500	32,242
	2023	9,900	2,730	10,000	24,000	46,630
	2022	9,150	1,877	—	24,000	35,027

Jawad Chaudhry	2024	12,800	1,140	—	15,500	29,440

	2023	—	1,177	—	3,000	4,177

	2022	—	—	—	—	—
David R. Garcia	2024	1,917	7,524	—	6,000	15,441
	2023	—	1,896	—	6,000	7,896
	2022	—	1,459	—	6,000	7,459

Sandra Sievewright	2024	9,375	7,524	—	—	16,899

	2023	8,851	534	—	—	9,385

	2022	6,262	348	—	—	6,610

Employment Agreements

Employment Agreement with Mr. Shriner

On December 18, 2023, the Company and the Bank entered into an employment agreement with Mr. Shriner effective January 1, 2024, pursuant to which he will serve as the President and Chief Executive Officer of each entity. The agreement is for a three-year term ending on December 31, 2026. The agreement provides Mr. Shriner with an annual base salary of $675,000. This base salary is subject to annual review and adjustment by the Company’s Compensation Committee. He will also be eligible to receive discretionary performance bonuses annually pursuant to the terms of the Bank’s Incentive Bonus Program. In addition, he is entitled to participate in (i) the Company’s equity incentive plans as well as any other long-term incentive compensation plans and short-term incentive plans or arrangements, in the Company’s discretion, and (ii) all employee benefit plans, arrangements and perquisites offered to employees and executives of the Company. The Bank will also provide him with life, medical, dental and disability coverage, and a monthly automobile allowance in the amount of no more than $2,000.

In the event of the involuntary termination of his employment by the Bank prior to a change in control of the Company or the Bank for reasons other than cause, disability or death, Mr. Shriner will receive a cash lump sum payment in the amount of $675,000. If within one year after the occurrence of a change in control of the Company or the Bank, Mr. Shriner’s employment is terminated by the Company or the Bank (or their successors) without cause or the executive voluntarily terminates his employment for “Good Reason” (as defined below under “Potential Payments Upon Termination or Change In Control), he will receive a lump sum payment equal to 1.50 times an amount equal to the sum of (i) his annual base salary at the time of a change in control, and (ii) an amount equal to the annual bonus paid to him during the most recent prior year in which he received a bonus. This payment will be paid within thirty days following the date of the change in control. However, the change in control payments would be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

The employment agreement provides that for a period of one year following his separation from service, Mr. Shriner will not (i) engage in the same trade or business as the Bank, as an owner, officer, director, stockholder, investor, proprietor, organizer, employee, agent, representative, consultant, independent contractor, or otherwise, within a 25 mile radius of any branch or office of the Bank, (ii) cause any employee of the Bank to terminate his or her employment and accept employment or become affiliated with any business whatsoever which competes with the business of the Bank within such 25 mile radius, or (iii) cause any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

Employment Agreement with Mr. Blake

On February 16, 2022, the Company and the Bank entered into an employment agreement with Mr. Blake. The agreement will automatically renew for an additional 12 calendar months unless the Bank provides written notice of termination of the agreements no less than 90 days prior to the expiration of the term.

The agreement provides Mr. Blake with an annual base salary of $400,000, subject to annual review and adjustment. Mr. Blake will also be eligible to receive discretionary cash performance bonuses of up to 50% of his base salary and to participate in other incentive compensation and bonus plans or arrangements of the Bank. In addition, he is entitled to participate in the employee benefit plans offered by the Bank and will be reimbursed for business expenses incurred. The Bank will also provide him with life, medical, dental, and disability coverage.

Under his agreement, in the event of involuntary termination of employment prior to a change in control of the Company or the Bank for reasons other than cause, disability or death, the executive will receive a cash lump sum payment equal to his base salary through the remaining term of the agreement, or six months of base salary, whichever is greater. In addition, the executive will receive continued life insurance coverage and non-taxable medical and dental insurance coverage under the same terms and conditions that exist immediately prior to the executive’s termination, which will cease upon the earlier of (A) the later of one (1) calendar year or the end of the term of the agreement; (B) the date on which substantially comparable coverage is made available to him through subsequent employment; or (C) the date the executive becomes eligible for Medicare coverage.

If within two years after the occurrence of a change in control of the Company or the Bank, the executive’s employment is terminated by the Bank (or its successor) without cause or the executive voluntarily terminates for Good Reason, the executive will receive a lump sum payment equal to (i) three times his annual base salary at the time of a change in control, plus (ii) an amount equal to his bonus received in the prior year. This payment will be paid within thirty days following the date of the termination of employment. The change in control payments would be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

Except in the case of a separation from service following a change in control, the employment agreement provides that for a period of one year following his separation from service, Mr. Blake will not (i) cause any employee of the Bank to terminate his or her employment and accept employment or become affiliated with any business whatsoever which competes with the business of the Bank, or (ii) cause any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

Employment Agreement with Mr. Chaudhry

Mr. Chaudhry’s employment agreement dated October 11, 2022, will automatically renew for an additional 12 calendar months unless the Bank provides written notice of termination of the agreement no less than 90 days prior to the expiration of the term. The current term expires on October 11, 2025. The agreement provides Mr. Chaudhry with an annual base salary of $425,000. He will also be eligible to receive discretionary annual performance bonuses of up to 50% of his base salary and to participate in other incentive compensation and bonus plans or arrangements of the Bank. In addition, Mr. Chaudhry is entitled to participate in the employee benefit plans offered by the Bank and will be reimbursed for business expenses incurred. The Bank will also provide him with life, medical, dental and disability coverage.

Under Mr. Chaudhry’s employment agreement, in the event of involuntary termination of employment prior to a change in control of the Company or the Bank for reasons other than cause, disability or death, he will receive a cash lump sum payment equal to his base salary through the remaining term of the agreement. In addition, he will receive continued life insurance coverage and non-taxable medical and dental insurance coverage under the same terms and conditions that exist immediately prior to his termination, which will cease upon the earlier of (A) the later of one (1) calendar year or the end of the term of the employment agreement; (B) the date on which substantially comparable coverage is made available to him through subsequent employment; or (C) the date he becomes eligible for Medicare coverage.

If within two years after the occurrence of a change in control of the Company or the Bank, Mr. Chaudhry’s employment is terminated by the Bank (or its successor) without cause or the executive voluntarily terminates for Good Reason, he will receive a lump sum payment equal to (i) three (3) times his annual base salary at the time of a change in control plus (ii) his highest bonus received over the three years prior to the change in control. This payment will be paid within thirty days following the date of the termination of employment. The change in control payments would be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

Except in the case of a separation from service following a change in control, Mr. Chaudhry’s employment agreement provides that for a period of one year following his separation from service, he will not (i) cause any employee of the Bank to terminate his or her employment and accept employment or become affiliated with any business whatsoever which competes with the business of the Bank, or (ii) cause any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

Employment Agreement with Ms. Sievewright

The employment agreement with Ms. Sievewright is dated January 1, 2022. In the event the Bank terminates the employment of Ms. Sievewright without cause, as defined below, or if she was to resign for Good Reason during the 24-month period after a change in control, the Bank would be obligated to pay her a lump sum cash payment equal to her annual base salary then in effect plus an amount equal to her bonus received in the prior year. This payment will be paid within thirty days following the date of the termination of employment. The change in control payments would be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

Under her agreement, the agreement will automatically renew for an additional 12 calendar months unless the Bank or the executive provides written notice of termination of the agreements no less than 90 days prior to the expiration of the term. The current term expires on January 1, 2026.

The agreement provides Ms. Sievewright with an annual base salary of $300,000, subject to annual review and adjustment. The executive will also be eligible to receive discretionary cash performance bonuses of up to 50% of her base salary and to participate in other incentive compensation and bonus plans or arrangements of the Bank. In addition, the executive is entitled to participate in the employee benefit plans offered by the Bank and will be reimbursed for business expenses incurred. The Bank will also provide the executive with life, medical, dental and disability coverage.

Under her agreement, in the event of involuntary termination of employment prior to a change in control of the Company or the Bank for reasons other than cause, disability or death, the executive will receive a cash lump sum payment equal to her base salary through the remaining term of the agreement, or six months of base salary, whichever is greater. In addition, the executive will receive continued life insurance coverage and non-taxable medical and dental insurance coverage under the same terms and conditions that exist immediately prior to the executive’s termination, which will cease upon the earlier of (A) the later of one (1) calendar year or the end of the term of the agreement; (B) the date on which substantially comparable coverage is made available to him through subsequent employment; or (C) the date the executive becomes eligible for Medicare coverage.

Except in the case of a separation from service following a change in control, her employment agreement provides that for a period of one year following her separation from service, the executive will not (i) cause any employee of the Bank to terminate his or her employment and accept employment or become affiliated with any business whatsoever which competes with the business of the Bank, or (ii) cause any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2024

The following tables set forth information regarding non-equity incentive plan awards and restricted stock awards to the NEOs during the Company’s fiscal year ended December 31, 2024.

Name	Grant Date	All Other Stock Awards: Number of Shares of stock or units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Jawad Chaudhry	04/25/2024	30,000	$283,200

Jawad Chaudhry	04/25/2024	20,000	$188,800

(1)   Reflects the number of shares of restricted stock awarded as long-term incentive compensation. We describe these awards in the section entitled “Compensation Discussion and Analysis - Long-Term Incentives.”

(2)   We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See Note 16. “Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for the assumptions made in calculating these amounts.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)

Michael A. Shriner	$84,375	$337,500	$421,875

Ryan Blake	$45,000	$180,000	$225,000

Jawad Chaudhry	$47,813	$191,250	$239,063

David R. Garcia	$22,875	$91,500	$114,375

Sandra Sievewright	$22,500	$90,000	$112,500

(1) Amounts shown represent the range of potential payouts for fiscal year 2024 performance under the AIP. The performance period for the non-equity awards was January 1, 2024, through December 31, 2024. See “Compensation Discussion and Analysis – Annual Incentive Plan (“AIP”)” and “Summary Compensation Table” for the actual payouts made in 2024.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2024

The following table sets forth the outstanding equity awards held by our named executive officers at the end of the 2024 fiscal year.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)

Ryan Blake	1,230	820	13.68	04/26/2031	—	—

Jawad Chaudhry	—	—	—	—	50,000	$592,000

Sandra Sievewright	2,500	—	10.55	12/29/2025	—	—

	12,500	—	12.40	09/13/2027	—	—

(1)

The stock options granted to Ryan Blake expiring on 4/26/2031 vest at a rate of 20% per year, commencing on the one-year anniversary date following the date of that grant (4/26/2021). All stock options awarded have a ten-year term to be exercised from the date of grant.

(2)	Amounts shown represent time-based restricted stock awards granted in 2024. 30,000 shares vest at the rate of 50% per year and 20,000 shares vest at a rate of 33% per year.
(3)	Amounts shown are based on the fair market value of the Company common stock on December 31, 2024, of $11.84.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2024

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2024.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)

Michael A. Shriner	-	-	-	-

Ryan Blake	-	-	25,252	$260,601

Jawad Chaudhry	-	-	-	-

David R. Garcia	-	-	-	-

Sandra Sievewright	-	-	-	-

(1)	The awards granted to Mr. Blake held an original grant date of June 30, 2023, and fully vested on June 30, 2024.

(2)	Computed using the closing price of the Company’s common stock of $10.32 as of the vesting date, July 1, 2024.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As we describe above, each of Messrs. Shriner, Blake, and Chaudhry, and Ms. Sievewright have entered into employment agreements with us. Under the conditions described below, each of these agreements provides for certain payments upon termination of employee and a change in control. We describe these payments below.

Mr. Shriner

If a Change in Control occurs, as defined below, and within one year after the change in control, Mr. Shriner’s employment is terminated by the Company or the Bank (or their successors) without cause or the executive voluntarily terminates his employment for Good Reason (as defined in the agreement), he will receive a lump sum payment equal to 1.5 times an amount equal to the sum of (i) his annual base salary at the time of a change in control, and (ii) an amount equal to the annual bonus paid to him during the most recent prior year in which he received a bonus.

Mr. Blake and Mr. Chaudhry

If we were to terminate the employment of Messrs. Blake, and Chaudhry without cause, as defined below, or if such executive were to resign for good reason, as defined below, during the 24-month period after a change in control, we would be obligated to pay to the terminating executive the following:

∎

For Mr. Chaudhry, a lump sum cash payment equal to (i) three-times the executive’s base salary then in effect plus (ii) an amount equal to the highest bonus received over the three years prior to the change in control;

∎	For Mr. Blake, a lump sum cash payment equal to (i) three-times the executive’s base salary then in effect plus (ii) an amount equal to his bonus received in the prior year.

Ms. Sievewright

If we were to terminate the employment of Ms. Sievewright without cause, as defined below, or if she were to resign for good reason, as defined below, during the 24-month period after a change in control, we would be obligated to pay her a lump sum cash payment equal to her annual base salary then in effect plus an amount equal to her bonus received in the prior year.

With respect to these employment agreements:

“Cause” means, any of the following:

(1) a material act of fraud or dishonesty in performing Executive’s duties on behalf of the Bank;

(2) willful misconduct that, in the judgment of the Board, will likely cause material economic damage to the Bank or injury to the business reputation of the Bank;

(3) incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the commercial banking industry);

(4) breach of fiduciary duty;

(5) intentional failure to perform stated duties under this Agreement after written notice thereof from the Board, except in the case of Mr. Shriner’s agreement which substitutes the failure to perform the duties of his employment with the Company and the Bank or any valid and legal written directive of the Board, and the failure to correct such failure within 30 days after receiving written notice from the Bank specifying such failure in detail;

(6) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a regulatory order;

(7) material breach of any provision of this Agreement; or,

(8) willful engagement in conduct which constitutes a violation of the established written policies or procedures of the bank regarding the conduct of its employees.

“Good reason” means any of the following:

∎	a material diminution in Executive’s Base Salary;

∎	a material diminution of the executive’s position, duties, or responsibilities;

∎	a material change in the geographic location at which Executive must perform his duties; or

∎	a material breach of our obligations under the agreement.

“Change in Control” means any of the following:

(i)  MERGER: The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)  ACQUISITION OF SIGNIFICANT SHARE OWNERSHIP: There is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(D) or 14(D) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities; or

(iii)  SALE OF ASSETS: The Company sells to a third party all or substantially all of its assets.

Each of the named executive officer’s employment agreements provides that if any amounts payable under such agreements, when taken together with payments and benefits provided to the executive under any other plans, contracts, or arrangements with us, are subject to any excise tax imposed under Code Section 4999, then such amounts will be reduced to the extent necessary so that no portion of such payments will be subject to the excise tax.

In the event of the death or termination for disability of a named executive officer or a Change in Control, all outstanding unvested equity awards of such named executive officer become vested.

Potential Payments Table

The table below reflects the incremental amount of compensation payable to our named executive officers under various termination and change in control scenarios. The amounts shown below assume that such hypothetical termination or change in control is effective as of December 31, 2024. These amounts do not include benefits earned or vested as of December 31, 2024, or benefits provided under insurance or regular programs available to our salaried employees generally. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon a termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officer at the time of the event.

		Termination for Death or Disability	Involuntary Termination for Cause	Involuntary Termination Without Cause (1)	Voluntary Termination for Good Reason	Post-Change in Control Involuntary Termination without Cause	Post-Change in Control Voluntary Termination for Good Reason (1)
Michael A. Shriner	Severance	–	–	$675,000	–	$1,012,500	$1,012,500
	Welfare benefits continuation(2)	–	–	–	–	–	–
	Value of accelerated stock options(3)	–	–	–	–	–	–
	Value of accelerated restricted stock units(3)	–	–	–	–	–	–
	Potential Excise Tax Cut-Back	–	–	–	–	–	–
	Total	–	–	$675,000	–	$1,012,500	$1,012,500
Ryan Blake	Severance	–	–	$400,000	–	$1,200,00	$1,200,000
	Welfare benefits continuation(2)	$37,785	–	$13,274	–	$10,853	$10,853
	Value of accelerated stock options(3)	–	–	–	–	–	–
	Value of accelerated restricted stock units(3)	–	–	–	–	–	–
	Potential Excise Tax Cut-Back	–	–	–	–	–	–
	Total	$37,785	–	$413,274	–	$1,210,853	$1,210,853
Jawad Chaudhry	Severance	–	–	$310,733	–	$1,375,000	$1,375,000
	Benefit continuation	$111,588	–	$68,178	–	$68,178	$68,178
	Value of accelerated stock options(3)	–	–	–	–	–	–
	Value of accelerated restricted stock units(3)	–	–	–	–	$150,032	$150,032
	Potential Excise Tax Cut-Back	–	–	–	–	($330,493)	($330,493)
	Total	$111,588	–	$378,911	–	$1,262,717	$1,262,717
Sandra Sievewright	Severance	$152,500	–	$152,500	–	$345,000	$345,000
	Benefit continuation	$19,526	–	$19,526	–	$39,052	$39,052
	Value of accelerated stock options(3)	–	–	–	–	–	–
	Value of accelerated restricted stock units(3)	–	–	–	–	–	–
	Potential Excise Tax Cut-Back	–	–	–	–	–	–
	Total	$172,026	–	$172,026	–	$384,052	$384,052

(1)	For the severance payment calculation, and the time and form of such payment, see “Employment Agreements.”

(2)	Present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits.

(3)	Value based on the closing price of our common stock on December 31, 2024, the last trading day of the fiscal year, of $11.84.

2024 CEO PAY RATIO

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Michael A. Shriner, our President and Chief Executive Officer (our “CEO”).

∎   The median of the annual total compensation of all our employees (other than our CEO)
was $46,690; and

∎   The annual total compensation of our CEO, as reported in the Summary Compensation
Table on page 27, was $860,491.

Based on this information for fiscal year 2024, the ratio of the annual total compensation of our
CEO to the median of the annual total compensation of all other employees was 18.4 to1.0.

Methodology

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO. Under applicable SEC rules, a company only needs to perform median employee calculations once every three years, unless it had a change in the employee population or compensation arrangements that could significantly affect the pay ratio.

∎

As of December 31, 2024, our global workforce used for determining the pay ratio was estimated to be 312 employees in the U.S and none internationally. This population consisted of our full-time, part-time, and temporary employees employed with us as of the determination in 2024.

∎

To identify the “median employee” from our employee population, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for the 12-month period beginning January 1, 2024, and ending December 31, 2024. For gross wages, we generally used the total amount of compensation the employees were paid before taxes, deductions, insurance premiums, and other payroll withholdings. We did not use any statistical sampling techniques.

∎

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for fiscal year 2024 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $46,690.

∎	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table on page 27.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”)
and non-PEO NEOs
and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO¹ ($)	Compensation Actually Paid to PEO 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment Based on: 4
					TSR ($)	Peer Group TSR ($)	Net Income ($ Millions)	PPNR 5 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
2024	860,491	860,491	550,912	676,062	109	144	18,623	92,021
2023	984,444	984,439	445,548	495,768	112	107	29,483	104,062
2022	1,615,316	1,593,934	483,328	544,443	149	98	45,579	113,945
2021	1,270,996	1,272,253	325,798	340,863	124	119	34,240	97,393

1.	Michael A Shriner was our PEO for 2024. Thomas M. Coughlin was our PEO for 2023 and 2022. The individuals comprising the non-PEO NEOs for each fiscal year are listed below.

2021	2022	2023	2024
Ryan Blake, COO	Ryan Blake, COO	Ryan Blake, COO	Ryan Blake, COO
Kenneth Emerson, CSRO	Kenneth Emerson, CSRO	Kenneth Emerson, CSRO	Jawad Chaudhry, CFO
Thomas Keating, CFO	Jawad Chaudhry, CFO	Jawad Chaudhry, CFO	David R. Garcia, CLO
David R. Garcia, CLO	David R. Garcia, CLO	David R. Garcia, CLO	Sandra Sievewright, CCO

2. The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of
Regulation S-K and
do not reflect
compensation actually earned, realized, or received by the Company’s NEOs.

3. Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the non-PEO NEOs
as set forth below. Equity
values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option
Awards
column are the totals from
the Stock Awards and Option Awards columns of our 2023 Summary Compensation Table on page 27.

	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2024	860,491	-	-	860,491
2023	984,444	-	(5)	984,439
2022	1,615,316	(354,170)	332,788	1,593,934
2021	1,270,996	(42,936)	44,193	1,272,253

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non- PEO NEOs ($)	Average Inclusion of Equity Values for Non- PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	550,912	(118,000)	243,150	676,062
2023	445,548	(37,341)	87,561	495,768
2022	483,328	(42,774)	103,889	544,443
2021	325,798	(807)	15,872	340,863
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Fiscal Year for PEO ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO ($)	Total— Inclusion of Equity Values for PEO ($)
2024	—	—	—	—	—	—	—
2023	—	(7)	—	2	—	—	(5)
2022	53,970	(43,266)	320,450	1,634	—	—	332,788
2021	37,032	(40,457)	—	47,618	—	—	44,193

Year	Average Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards That Vested During Fiscal Year for Non-PEO NEOs ($)	Total—Average Inclusion of Equity Values for Non-PEO NEOs ($)
2024	148,000	30,000	65,150	243,150
2023	81,122	6,439	—	87,561
2022	8,051	6,538	89,300	103,889
2021	9,065	6,807	—	15,872

4.
The referenced Peer Group TSR utilizes the S&P U.S. BMI Banks Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the fiscal year ended March 31, 2024. The comparison assumes $100 was invested for the period starting March 31, 2020, through the end of the listed fiscal year in the Company and in the S&P U.S. BMI Banks Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.	Pre-Provision Net Revenue (“PPNR”) represents the sum of the Company’s net interest income and non-interest income less expenses, excluding its provision for loan losses.

Description of Relationship Between PEO
and Non-PEO NEO
Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs,
the total shareholder return information for the S&P US BMI Banks Index and the NASDAQ Composite Index, and the Company’s cumulative TSR over the four most recently completed fiscal years.

Pay vs Performance TSR Table

Index	12/31/21	12/31/22	12/31/23	12/31/24

BCB Bancorp, Inc.	123.68	149.25	112.27	109.45

NASDAQ Composite Index	177.06	119.45	172.77	223.87

S&P U.S. BMI Banks Index	118.61	98.38	107.32	143.68
Compensation Element

Compensation Actually Paid to Non-PEOs ($000s)	341	544	496	676

Compensation Actually Paid to PEO ($000s)	1,272	1,594	984	860

Description of Relationship Between PEO and
Non-PEO NEO
Compensation Actually Paid and Net Income
The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs,
and our Net Income during the four most recently completed fiscal years.

Description of Relationship Between PEO and
Non-PEO NEO
Compensation Actually Paid and
Pre-Provision
Net Revenue (“PPNR”)
The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs,
and our PPNR during the four most recently completed fiscal years.

Company’s Most Important Financial Performance Measures

The following were the most important financial performance measures used to link
our named executive officers’ compensation actually paid to the Company’s financial performance for the most recently completed fiscal year:
Pre-Provision
Net Revenue, the Total Risk-Based Capital Ratio,
Non-Performing
Assets as a Percentage of Total Assets, and the Net Interest Margin.

Review of Related Person Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank leases a property from New Bay, LLC. (“New Bay”), a limited liability company owned by certain Directors of the Bank and the Company including Messrs. Coughlin, Hogan, Lyga, and Ms. Bielan. On May 1, 2006, the Bank renegotiated the lease to a twenty-five-year term. The Bank paid New Bay $165,000 a year ($13,750 per month) in 2024, 2023 and 2022, within occupancy expense. The rent is to be adjusted every five years thereafter at the fair market rental value. The Bank expects to pay $165,000 in rental expense for the year 2025.

On March 6, 2014, the Bank entered into a ten-year lease of property in Rutherford, New Jersey with 190 Park Avenue, LLC, which is owned by two Directors of the Bank and the Company, Mr. Hogan and Mr. Rizzo. The rent is $8,958 per month and lease payments of $117,000, $105,000 and $102,000 were made in years 2024, 2023 and 2022. The Bank expects to pay $109,645 in rental expense for the year 2025. This was renewed in April 2024 for 10 years.

On August 3, 2018, the Bank entered into a ten-year lease of property in River Edge, New Jersey with 876 Kinderkamack, LLC, which is owned by a certain Directors of the Bank and the Company, including Ms. Bielan and Messrs. Coughlin, Hogan, and Rizzo. The rent is $8,240 per month and lease payments of $99,000, $97,000 and $96,000 were made in the years 2024, 2023 and 2022, which is reflected in the consolidated statements of operations within occupancy expense. The Bank expects to pay $98,880 in rental expense for the year 2025.

On April 2, 2021, the Bank renewed a five-year lease of property in Lyndhurst, New Jersey with 734 Ridge Realty, LLC, which is owned by certain Directors of the Bank and the Company, including Ms. Bielan and Messrs. Ballance, Coughlin, Hogan, Lyga, and Rizzo. The rent is $7,718 per month and lease payments of $93,000, $93,000 and $93,000 were made in years 2024, 2023 and 2022. The Bank expects to pay $93,000 in rental expense for the year 2025.

Director Widmer provided certain consulting services to the Bank in connection with several projects including the installation of two loan origination systems, the review and negotiation of its data processing system contract, and the installation of a new online banking system. For such services, he was paid $221,580 during the year ended December 31, 2023, and $74,900 during the year ending December 31, 2024.

Other than as described in the preceding paragraph, no directors, executive officers or immediate family members of such individuals have engaged in transactions with us involving more than $120,000 (other than through a loan) during the preceding year. In addition, no directors, executive officers or immediate family members of such individuals were involved in loans from us which were not made in the ordinary course of business and on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other unaffiliated persons, and do not include more than the normal risk of collectability or present other unfavorable features.

The Company requires that any transaction in which a director, officer or a member of their immediate family has an interest, and in which the Bank is involved, must be reviewed and approved and/or ratified by the Board of Directors. Any such transaction must be made on terms no less favorable to us than it would be if the Company entered into a similar relationship with an unaffiliated third party. Any lending relationship between a director, officer or a member of their immediate family and the Bank must be reviewed and approved and/or ratified by the Board of Directors. All such loans are made on substantially the same terms as loans to third parties, consistent with banking regulations governing the origination of loans to directors, officers and employees of the Bank. The Board of Directors is responsible for overseeing the application of these policies and procedures, which are part of the Company’s written policies.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to us. Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the Federal Deposit Insurance Corporation and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to the Company’s directors and officers are made in conformity with regulations promulgated under the Federal Reserve Act.

Indemnification

Under New Jersey law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

Directors and officers of the Company are also insured against certain liabilities for their actions by insurance policies obtained by the Company. The aggregate premium for these policies for the fiscal years ended December 31, 2024, 2023 and 2022, specifically for directors and officers as individuals, was $205,070, $199,192, and $182,590, respectively.

DELINQUENT SECTION16 (A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of Company common stock, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Persons filing such reports are required by SEC regulation to furnish the Company with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons. We believe that all statements were timely filed in fiscal year 2024 except that a Form 4 for Ms. French which was inadvertently filed late reporting one transaction, one Form 4 for Ms. Bielan that was inadvertently filed late reporting one transaction, and one Form 4 for Mr. Chaudhry that was inadvertently filed late reporting two transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of March 5, 2025, the Record Date, with respect to the persons known by the Company to be the beneficial owners of more than 5% of its outstanding stock. A person is considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole, or shared voting or investment power.

Name	Number of Shares	Percent
BlackRock, Inc. (1)	1,059,233	6.17%
Dimensional Fund Advisors LP (2)	934,133	5.44%

(1)

Includes BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; and BlackRock Investment Management, LLC. Information about BlackRock, Inc. is derived from its Schedule 13G filed with the SEC on February 9, 2024. The principal business office address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(2)

Information about Dimensional Fund Advisors LP is derived from its Schedule 13G/A filed with the SEC on January 29, 2024. Its principal business office address is 6300 Bee Cave Road, Building One, Austin, TX 78746.

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, and all directors and named executive officers as a group as the Record Date. A person is considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name	Number of Shares(1)	Percent(1)
Directors and Nominees
Judith Q. Bielan (2)	218,651	1.27%
Ryan Blake (3)	49,924	*
Thomas Coughlin (4)	452,478	2.64%
Vincent DiDomenico, Jr. (5)	234,180	1.36%
Tara L. French (6)	7,190	*
Mark D. Hogan (7)	772,030	4.50%
Joseph Lyga (8)	258,041	1.50%
John Pulomena (9)	57,150	*
James Rizzo (10)	213,312	1.24%
Michael Shriner (11)	33,500	*
Raymond J. Vanaria (12)	5,690	*

Name	Number of Shares(1)	Percent(1)
Michael J. Widmer (13)	4,690	*
Named Executive Officers who are not also Directors or Nominees
Jawad Chaudhry (14)	52,500	*
David R. Garcia (15)	4,700	*
Sandra L. Sievewright (16)	16,380	*
All current directors and named executive officers as a group (15 persons) (17)	2,380,416	13.87%

*	Does not exceed 1% of the class based on 17,162,627 shares of common stock outstanding as of March 5, 2025.
(1)

Number and percent shares include options exercisable by such owner or restricted stock units that vest within 60 days of the Record Date. The numbers of shares reflected in this table have been rounded to the nearest whole number.

(2)

Ms. Bielan has sole voting and dispositive power over 218,651 shares, including 70,550 shares of underlying options exercisable within 60 days from the record date, sole voting power but no dispositive power over 9,040 unvested restricted stock shares, shared voting and dispositive power over 20,084 shares with her spouse, sole voting and dispositive power over 13,426 shares held in an IRA, and shared voting and dispositive power over 39 shares with her children.

(3)

Mr. Blake has sole voting and dispositive power over 39,362, including 1,640 shares of underlying options exercisable within 60 days from the record date, and sole voting and dispositive power over 6,022 shares held in a 401(k) account.

(4)

Mr. Coughlin has sole voting and dispositive power over 246,979 shares, including 146,125 shares of underlying options exercisable within 60 days from the record date, and sole voting power but no dispositive power over 1,563 unvested restricted stock shares, and sole voting and dispositive power over 59,374 shares held in an IRA.

(5)

Mr. DiDomenico has sole voting and dispositive power over 180,630 shares, including 53,550 shares of underlying options exercisable within 60 days from the record date, and sole voting power but no dispositive power over 9,040 unvested restricted stock shares.

(6)

Ms. French has sole voting and dispositive power over 7,190 shares including sole voting power but no dispositive power over 4,690 unvested restricted stock shares. There are no shares of underlying options exercisable within 60 days from the record date.

(7)

Mr. Hogan has sole voting and dispositive power over 611,140 shares, including 70,550 shares of underlying options exercisable within 60 days from the record date, sole voting power but no dispositive power over 9,040 unvested restricted stock shares, and shared voting and dispositive power over 1,988 shares with his children, and sole voting and dispositive power over 88,352 shares held in an IRA.

(8)

Mr. Lyga has sole voting and dispositive power over 181,743 shares, including 70,550 shares of underlying options exercisable within 60 days from the record date, sole voting power but no dispositive power over 9,040 unvested restricted stock shares, shared voting and dispositive power over 2,640 shares with his spouse, and shared voting and dispositive power over 3,108 shares with his child.

(9)

Mr. Pulomena has sole voting and dispositive power over 21,100 shares, including 36,050 shares underlying options exercisable within 60 days from the record date, and sole voting power but no dispositive power over 9,040 unvested restricted stock shares.

(10)

Mr. Rizzo has sole voting and dispositive power over 59,208 shares, including 78,950 shares underlying options exercisable within 60 days from the record date, sole voting power but no dispositive power over 9,040 unvested restricted stock shares, shared voting and dispositive power over 3,100 shares with his spouse, and sole voting and dispositive power over 72,054 shares held in an IRA.

(11)	Mr. Shriner has sole voting and dispositive power over 33,500 shares. There are no shares of underlying options exercisable within 60 days from the record date.
(12)

Mr. Vanaria has sole voting and dispositive power over 5,690 shares including sole voting power but no dispositive power over 4,690 unvested restricted stock shares. There are no shares of underlying options exercisable within 60 days from the record date.

(13)

Mr. Widmer has sole voting and dispositive power over 4,690 shares which include sole voting power but no dispositive power over 4,690 unvested restricted stock shares. There are no shares of underlying options exercisable within 60 days from the record date.

(14)	Mr. Chaudhry has sole voting and dispositive power over 52,500 shares, including sole voting power but no dispositive power over 50,000 unvested restricted stock shares.
(15)	Mr. Garcia has sole voting and dispositive power over 4,700 shares. There are no shares of underlying options exercisable within 60 days from the record date.
(16)	Ms. Sievewright has sole voting and dispositive power over 16,380 shares, including 15,000 shares underlying options exercisable within 60 days from the record date.
(17)	Includes 542,965 shares underlying options exercisable within 60 days from the record date.

PROPOSAL NO. 3 - Advisory Vote to Approve Named Executive Officer Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. Based upon the results of a non-binding advisory vote on the issue of the frequency of holding future non-binding advisory votes to approve named executive officer compensation, the Board has determined that it will include an annual non-binding advisory vote to approve named executive officer compensation in our proxy materials until the next non-binding advisory vote on the frequency for holding such votes. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

The compensation of the Named Executive Officers of the Company is described under the “Executive Compensation” section above. Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses the Company’s compensation policies and procedures with respect to the Company’s Named Executive Officers.

For the reasons set forth in such Compensation Discussion and Analysis section the Board recommends shareholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

The Board of Directors recommends a vote “FOR” approval of executive compensation

OTHER INFORMATION

Shareholder Proposals or Nominations

Any shareholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2026 Annual Meeting of Shareholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to the Company at 595 Avenue C, Bayonne, NJ 07002 no later than November 20, 2025.

In accordance with our bylaws, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2026 Annual Meeting of Shareholders, this period will begin on December 25, 2025, and end on January 24, 2026.

In accordance with our bylaws, a shareholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2026 Annual Meeting of Shareholders, this period will begin on December 25, 2025, and end on January 24, 2026.

If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such shareholder proposal or nomination.

Reduce Duplicate Mailings

Only one Proxy Statement, Proxy Card and Annual Report will be sent to those shareholders who share a single household and who have consented to receive a single copy of such annual meeting materials. This practice, known as “householding,” is designed to reduce expenses and conserve natural resources. Householding will continue until you are notified otherwise or until one or more shareholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any shareholder residing at such an address desires to receive a separate Proxy Statement, Proxy Card and Annual Report in the future, he or she may telephone our Investor Relations Department at 1-(800)680-6872 or write to Investor Relations at the Company, rblake@bcb.bank or by e-mail through the Investor Relations and Other Information link at www.BCB.bank. If you are receiving multiple copies of our annual meeting materials, please request householding by contacting Investor Relations in the same manner. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Matters

If any other item or proposal properly comes before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the Annual Meeting, then the proxies will be voted in accordance with the discretion of the proxy holders, including to vote to adjourn the Annual Meeting for the purpose of soliciting proxies to vote in accordance with the Board’s recommendation on any of the proposals to be considered.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, email, or other electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for Fiscal Year 2024

The Company’s Annual Report to the Shareholders for the year ended December 31, 2024, is enclosed herewith. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, has been combined with the Annual Report to Shareholders, as permitted by SEC rules. The Annual Report is furnished to shareholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2024, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, BCB BANCORP, INC., 595 AVENUE C, BAYONNE, NJ 07002 OR BY CALLING THE COMPANY’S INVESTOR RELATIONS DIRECTLY AT 1-(800)680-6872. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF COMPANY COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Mark D. Hogan Chairman of the Board

BCBBANCORP, INC. vOTE Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by April 23, 2025 at 11:59 P.M., EST Online Go to www.investorvote.com/BCBP or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/BCBP Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2025 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals - The Board of Directors recommend a vote ”FOR” Proposals 1, 2 and 3. 1. Election of Directors: + For Withhold For Withhold For Withhold 01 - Judith Q. Bielan*** [ ] [ ] 02 - Tara French*** [ ] [ ] 03 - Mark D. Hogan*** [ ] [ ] 04 - John Pulomena*** [ ] [ ] 05 - Raymond Vanaria** [ ] [ ] 06 - Michael Widmer* [ ] [ ] * for a 1 year term ** for a 2 year term *** for a 3 year term For Against Abstain For Against Abstain 2. The ratification of the appointment of Wolf & Co., P.C., as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 [ ] [ ] [ ] 3. An advisory, non-binding resolution with respect to the executive compensation described in the Company’s Proxy Statement [ ] [ ] [ ] B Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. C Non-Voting Items Change of Address – Please print new address below. Comments – Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. 1 U P X 043EHD +

IMPORTANT ANNUAL MEETING INFORMATION IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2025. THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT: http://www.edocumentview.com/BCBP IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. REVOCABLE PROXY — BCB BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS April 24, 2025 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Ryan Blake, Chief Operating Officer and Corporate Secretary, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of BCB Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at The Chandelier Restaurant, 1081 Broadway, Bayonne, New Jersey 07002 on April 24, 2025, at 10:00 a.m. eastern time. Ryan Blake, Chief Operating Officer and Corporate Secretary, is authorized to cast all votes to which the undersigned is entitled as follows: THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXY AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. The annual meeting may be postponed or adjourned for the purpose of soliciting additional proxies. Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to our Corporate Secretary at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to our Corporate Secretary at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the annual meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a notice of the annual meeting and a Proxy Statement dated March 20, 2025 and the Annual Report on Form 10-K with audited financial statements. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

BCBBANCORP, INC. VOTE Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by April 23, 2025 at 11:59 P.M., EST Online Go to www.investorvote.com/BCBP or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/BCBP Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2025 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals - The Board of Directors recommend a vote ”FOR” Proposals 1, 2 and 3. + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Judith Q. Bielan*** [ ] [ ] 02 - Tara French*** [ ] [ ] 03 - Mark D. Hogan*** [ ] [ ] 04 - John Pulomena*** [ ] [ ] 05 - Raymond Vanaria** [ ] [ ] 06 - Michael Widmer* [ ] [ ] * for a 1 year term ** for a 2 year term *** for a 3 year term For Against Abstain For Against Abstain 2. The ratification of the appointment of Wolf & Co., P.C., as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 [ ] [ ] [ ] 3. An advisory, non-binding resolution with respect to the executive compensation described in the Company’s Proxy Statement [ ] [ ] [ ] B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. C Non-Voting Items Change of Address – Please print new address below. Comments – Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. 1 UPX 043GND +

IMPORTANT ANNUAL MEETING INFORMATION IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON April 24, 2025. THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT: http://www.edocumentview.com/BCBP IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. REVOCABLE PROXY — BCB BANCORP, INC. SOLICITED ON BEHALF OF THE TRUSTEE OF THE BCB COMMUNITY BANK 401(K) PLAN (“401(K) PLAN”) ANNUAL MEETING OF SHAREHOLDERS – APRIL 24, 2025 The undersigned hereby appoints Ryan Blake, Chief Operating Officer and Corporate Secretary, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of BCB Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at The Chandelier Restaurant, 1081 Broadway, Bayonne, New Jersey 07002 on April 24, 2025, at 10:00 a.m. eastern time. Ryan Blake, Chief Operating Officer and Corporate Secretary, is authorized to cast all votes to which the undersigned is entitled as follows: If any other business is brought before the Annual Meeting, this form will be voted by the Trustee in a manner intended to represent the best interest of participants and beneficiaries of the 401(k) Plan. At the present time, the Company knows of no other business to be brought before the Annual Meeting. The Trustee of the BCB Community Bank 401(k) Plan is hereby directed to vote my proportionate interest in the BCB Community Bank 401(k) Plan as indicated above. If I do not return this form in a timely manner, shares representing my interest in said plan will be voted in proportion to the manner in which other participants have voted their interests, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries. IF NO INSTRUCTIONS ARE SPECIFIED AND THIS 401(k) PLAN VOTE AUTHORIZATION FORM IS RETURNED SIGNED, THIS FORM WILL BE CONSIDERED A VOTE FOR EACH OF PROPOSALS 1, 2 AND 3. I understand that my voting instructions will be kept confidential. I acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated March 20, 2025, and the Annual Report on Form 10-K with audited financial statements. Please complete, sign, date and submit this form to Proxy Services, C/O Computershare Investor Services, PO Box 43006, Providence RI 02940-3006, in the enclosed postage-paid envelope as soon as possible. Your Confidential 401(k) Plan Voting Instruction Form must be received by COMPUTERSHARE no later than April 21, 2025. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE